As filed with the Securities and Exchange Commission on December 17, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Public Service Company of Colorado
(Exact Name of Registrant as Specified in Its Charter)

Colorado	4931	84-0296600
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1225 17th STREET

DENVER, COLORADO 80202-5533
(303) 571-7511
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard C. Kelly

Vice President and Chief Financial Officer
Public Service Company of Colorado
1225 17th Street
Denver, Colorado 80202-5533
(303) 571-7511
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert J. Joseph
Jones, Day, Reavis & Pogue
77 West Wacker Drive
Chicago, Illinois 60601
(312) 269-4176

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of each class of	Amount to be	Offering Price Per	Aggregate	Registration
Securities to be Registered	Registered	Unit(1)	Offering Price(1)	Fee

7.875% First Collateral Trust Bonds, Series No. 10 due 2012	$600,000,000	100%	$600,000,000	$55,200

(1)	In accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, the registration fee is based on the book value, which has been calculated as of December 16, 2002, of the outstanding 7.875% First Collateral Trust Bonds, Series No. 8 due 2012 of Public Service Company of Colorado to be canceled in the exchange transaction hereunder.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until we file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     Each broker-dealer that receives exchange first collateral trust bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange first collateral trust bonds. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange first collateral trust bonds received in exchange for original first collateral trust bonds where such original first collateral trust bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the expiration date and ending on the close of business 210 days after the expiration date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution”.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject To Completion, Dated December 17, 2002

Preliminary Prospectus

Public Service Company of Colorado

Offer to Exchange

$600,000,000 7.875% First Collateral Trust Bonds, Series No. 10 due 2012
For Any and All Outstanding $600,000,000
First Collateral Trust Bonds Series No. 8 due 2012

The Exchange Offer will expire at 5:00 p.m., New York City time, on                     , 200     , unless extended.

Terms of the Exchange Offer

          We are offering to exchange first collateral trust bonds registered under the Securities Act of 1933, as amended, for a like principal amount of original first collateral trust bonds that we issued in a private placement that closed on September 26, 2002.

          The terms of the exchange first collateral trust bonds are substantially identical to the terms of the original first collateral trust bonds, except that the exchange first collateral trust bonds will not contain transfer restrictions and will not have the registration rights that apply to the original first collateral trust bonds or entitle their holders to additional interest for our failure to comply with these registration rights. The terms and conditions of the exchange offer are more fully described in this prospectus.

          You may withdraw tenders of original first collateral trust bonds at any time prior to the expiration of the exchange offer. We will exchange all original first collateral trust bonds that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

          U.S. Bank Trust National Association is serving as the exchange agent. If you wish to tender your original first collateral trust bonds, you must complete, execute and deliver, among other things, a letter of transmittal to the exchange agent no later than 5:00 p.m., New York City time, on the expiration date.

          Any outstanding original first collateral trust bonds not validly tendered will remain subject to existing transfer restrictions.

          We will not receive any proceeds from the exchange offer.

          There is no existing market for the exchange first collateral trust bonds offered by this prospectus and we do not intend to apply for their listing on any securities exchange or any automated quotation system.

          We believe that the exchange of original first collateral trust bonds for exchange first collateral trust bonds will not be taxable for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations”.

          The exchange first collateral trust bonds will have the same financial terms and covenants as the original first collateral trust bonds, and will be subject to the same business and financial risks.

          You should consider carefully the “Risk Factors” beginning on page 12 of this prospectus before tendering your original first collateral trust bonds for exchange.

          We are not asking you for a proxy and you are requested not to send us a proxy.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                     , 2002.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
Our Company
RISK FACTORS
Risks Related to Our Relationship to Xcel Energy and NRG
USE OF PROCEEDS
THE EXCHANGE OFFER
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA
LIQUIDITY AND CAPITAL RESOURCES
DESCRIPTION OF THE FIRST COLLATERAL TRUST BONDS
DESCRIPTION OF THE 1939 MORTGAGE
BOOK-ENTRY SYSTEM
EXCHANGE OFFER AND REGISTRATION RIGHTS
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL OPINIONS
INDEPENDENT ACCOUNTANTS
SIGNATURES
EXHIBIT INDEX
EX-4.1 Registration Rights Agreement
EX-4.4 Form of Supplemental Indenture - Mortgage
EX-4.8 Form of Supplemental Indenture - Trust
EX-5.1 Opinion of LeBoeuf Lamb Greene & MacRae
EX-12.1 Statement of Computation of Ratio
EX-24.1 Power of Attorney
EX-25.1 Form T-1 Statement of Eligibility
EX-25.2 Form T-1 Statement of Eligibility
EX-99.1 Form of Exchange Agency Agreement
EX-99.2 Form of Letter of Transmittal
EX-99.3 Form of Notice of Guaranteed Delivery
EX-99.4 Form of Letter to Clients
EX-99.5 Form of Letter to Nominees

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus and the documents it incorporates by reference contain statements that are not historical fact and constitute “forward-looking statements”. When we use words like “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates”, “may”, “should” or similar expressions, or when we discuss our strategy or plans, we are making forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our future results may differ materially from those expressed in these forward-looking statements. These statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others:

•	general economic conditions, including their impact on capital expenditures;

•	our ability, and that of our affiliates, to access the capital markets and obtain credit on favorable terms;

•	business conditions in the energy industry, retail and wholesale;

•	competitive factors;

•	unusual weather;

•	changes in federal or state law, and decisions of regulatory commissions;

•	changes in accounting principles; and

•	the other risk factors discussed under “Risk Factors” or listed from time to time by us in reports filed with the Securities and Exchange Commission

      You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Business” and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the year ended December 31, 2001, in our Quarterly Report on Form 10-Q for the period ended September 30, 2002, and other documents on file with the Securities and Exchange Commission. You may obtain copies of these documents as described under “Where You Can Find More Information”.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

      We are “incorporating by reference” the documents filed with the SEC that are listed below, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filing made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, until we sell all of the securities.

•	Our Annual Report on Form 10-K for the year ended December 31, 2001 filed with the SEC on April 1, 2002;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2002, our Quarterly Report on Form 10-Q, as amended by our Quarterly Reports on Form 10-Q/ A, for the period ended June 30, 2002 and our Quarterly Report on Form 10-Q for the period ended September 30, 2002; and

•	Our Current Reports on Form 8-K filed with the SEC, and dated March 27, 2002, May 13, 2002, May 22, 2002, May 28, 2002, July 1, 2002, July 25, 2002 and September 18, 2002.

      We are not required to, and do not, provide annual reports to holders of our debt securities unless specifically requested by a holder.

ii

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Corporate Secretary
Public Service Company of Colorado
1225 17th Street, Suite 900
Denver, Colorado 80202-5533
(303) 571-7511

iii

SUMMARY

      This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus and the documents to which we refer you in deciding whether to exchange your original first collateral trust bonds for exchange first collateral trust bonds. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included elsewhere in or incorporated by reference into this prospectus. The term “original first collateral trust bonds” as used in this prospectus refers to our outstanding 7.875% first collateral trust bonds, series No. 8 due 2012 that we issued on September 26, 2002 and that have not been registered under the Securities Act of 1933, as amended. The term “exchange first collateral trust bonds” refers to our 7.875% first collateral trust bonds, series No. 10 due 2012 offered under this prospectus.

      In this prospectus, except as otherwise indicated or the context requires, “Public Service Company”, “PSCo”, “we”, “our”, and “us” refer to Public Service Company of Colorado, a Colorado corporation.

Our Company

General

      We are an operating utility engaged principally in the generation, purchase, transmission, distribution and sale of electricity and the purchase, transportation, distribution and sale of natural gas. We serve approximately 1.3 million electric customers and approximately 1.1 million gas customers in Colorado.

      We own the following direct subsidiaries: 1480 Welton, Inc., which owns certain of our real estate interests; PSR Investments, Inc., which owns and manages permanent life insurance policies on certain of our employees; Green and Clear Lakes Company, which owns water rights and PSCO Capital Trust I, a special purpose financing trust. We also hold controlling interests in several other relatively small ditch and water companies whose capital requirements are not significant.

      We were incorporated in 1924 under the laws of Colorado. On August 1, 1997, we combined with Southwestern Public Service Company, a New Mexico corporation (“SPS”), to form New Century Energies, Inc. (“NCE”), and we became a wholly-owned subsidiary of NCE, a registered public utility holding company under the Public Utility Holding Company Act of 1935, as amended (the “PUHCA”). On August 18, 2000, NCE merged into Xcel Energy Inc. (formerly named Northern States Power Company).

      We are now a wholly-owned subsidiary of Xcel Energy Inc., a registered holding company under the PUHCA. Among Xcel Energy’s other subsidiaries are Northern States Power Company, a Minnesota corporation (“NSP”), Southwestern Public Service Company, Northern States Power Company, a Wisconsin corporation, and NRG Energy, Inc., a Delaware corporation (“NRG”). As a result of the recently completed exchange of shares of Xcel Energy for publicly held shares of NRG, NRG is now an indirect wholly-owned subsidiary of Xcel Energy. NRG is a global energy company, primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products.

      Our principal executive offices are located at 1225 17th Street, Denver, Colorado 80202-5533 and our telephone number is (303) 571-7511.

Recent Developments

      Credit Ratings. On September 5, 2002, Moody’s Investors Service, Inc. (“Moody’s”) lowered our senior secured debt rating to “Baa1” (negative outlook) from “A3”. Previously, on June 24, 2002, Standard & Poor’s Ratings Services (“Standard and Poor’s”) had lowered the rating on our senior secured debt from “A” to “BBB+”, our senior unsecured rating from “BBB+” to “BBB-” and the short-term rating on our commercial paper from “A-2” to “A-3”. On July 26, 2002, Standard & Poor’s placed all of our company’s credit ratings on “CreditWatch” with negative implications, and such ratings remain on CreditWatch developing. On July 30,

2002, Fitch Ratings (“Fitch”) lowered its credit rating on our first collateral trust bonds from “A” to “BBB+”, our senior unsecured credit rating from “A-” to “BBB” and our commercial paper rating from “F1” to “F2”, in each case with “negative outlook”. These actions followed a series of developments involving Xcel Energy and various of its subsidiaries, particularly NRG, as described below under the caption “Risk Factors — Risks Related to Our Relationship to Xcel Energy and NRG”.

      Rate Cases. We are subject to the jurisdiction of the Public Utilities Commission of the State of Colorado (the “CPUC”) with respect to, among other things, the rates we can charge retail customers. Our rates contain five rate adjustment clauses: the incentive cost adjustment (“ICA”), the gas cost adjustment, the steam cost adjustment, the demand side management cost adjustment and the qualifying facilities capacity cost adjustment. These adjustment clauses allow certain costs to be passed through to our retail customers. In particular, the ICA allows for an equal sharing between customers and our shareholder of certain fuel and energy cost changes. We are required to file applications with the CPUC for approval of adjustment mechanisms in advance of the proposed effective dates. In early 2002, we filed to increase rates under the ICA to recover the undercollection of costs through the period ended December 31, 2001 (approximately $14.5 million, which went into effect on June 1, 2002) and to increase our ICA base rate for the recovery of 2002 costs which are projected to be substantially higher than the $12.78 per megawatt hour then being recovered. Our actual ICA base costs for 2001 were approximately $19 per megawatt hour. We proposed to increase the ICA base in 2002 to avoid the significant deferral of costs and a large rate increase in 2003, although the Stipulation and Agreement entered into in connection with the merger of NCE into Xcel Energy provided for a rate recovery period of April 1, 2003, to March 31, 2004.

      On May 10, 2002, the CPUC approved a Settlement Agreement between us and other parties to increase the ICA base rate to $14.88 per megawatt hour, providing for recovery of the deferred 2001 costs and the projected higher 2002 costs over a 34-month period from June 1, 2002, to March 31, 2005. The review and approval of actual costs incurred and recoverable under the ICA for 2001 and 2002 will be conducted in future rate proceedings by the CPUC for consideration of further increases in the ICA base rate to $19.00 per megawatt hour. We are currently projecting our costs for 2002 to be approximately $50-60 million less than the ICA base allowed using the 2001 test year. The Colorado jurisdictional portion of such lower costs will be equally shared between retail customers and our shareholder. The mechanism for recovering fuel and energy costs for 2003 and later will be addressed in the 2002 rate case.

      In May 2002, we filed a combined general rate case with the CPUC to address increased costs for providing energy to Colorado customers. The net impact of the filings would increase electric revenue by approximately $220 million and decrease gas revenue by approximately $13 million. We requested that the new rates become effective in early 2003. We also asked to increase our authorized rate of return on equity to 12 percent for electricity and to 12.25 percent for natural gas. On August 15, 2002, we, the CPUC Staff and the Office of Consumer Counsel filed a Joint Motion to delay the procedural schedule for 90 days in order to accommodate discovery. The CPUC subsequently granted the motion so that the new rates, if approved, would become effective, after hearing, in late April 2003.

      In July 2002, we filed to implement the Air Quality Improvement Rider (“AQIR”). The AQIR is designed to recover the air quality improvement costs we have incurred to voluntarily reduce air emission from three of our Denver/ Boulder metro area power plants. The total air quality improvement costs are approximately $200 million and, if approved, will be recovered over 15 years. The proposed effective date of the new rate rider is January 1, 2003.

      Investigations into Trading Practices. On May 8, 2002, in response to disclosure by Enron Corporation of certain trading strategies used in 2000 and 2001, which may have violated market rules, the Federal Energy Regulatory Commission (the “FERC”) ordered all sellers of wholesale electricity and/or ancillary services to the California Independent System Operator or Power Exchange, including us, to respond to data requests, including requests about the use of certain trading strategies. On May 22, 2002, Xcel Energy reported to the FERC that it had not engaged directly in the trading strategies identified in the May 8th inquiry. On May 21, 2002, the FERC supplemented the May 8th request by ordering all sellers of wholesale electricity and/or ancillary services in the United States portion of the Western Systems Coordinating Council during 2000 and

2001 to report whether they had engaged in activities referred to as “wash”, “round trip” or “sell/buyback” trading. On May 31, 2002, Xcel Energy reported that it had not engaged in so-called round trip electricity trading identified in the May 21st inquiry.

      On May 13, 2002, independently and not in direct response to any regulatory inquiry, Xcel Energy reported that we had engaged in transactions in 1999 and 2000 with the trading arm of Reliant Resources, Inc. in which we bought power from Reliant and simultaneously sold the same quantity back to Reliant. For doing this, we normally received a small profit. We made a total pretax profit of approximately $110,000 on these transactions. Also, we engaged in one trade with Reliant in which we simultaneously bought and sold power without realizing any profit. The purpose of this nonprofit transaction was in consideration of future for-profit transactions. We engaged in these transactions for the proper commercial objective of making a profit, not to inflate volumes or revenues.

      Xcel Energy and we have received subpoenas from the Commodities Futures Trading Commission for disclosure related to these “round trip trades” and other trading in electricity and natural gas for the period from January 1, 1999 to the present involving Xcel Energy or any of its subsidiaries.

      Xcel Energy also has received a subpoena from the SEC for documents concerning “round trip trades” in electricity and natural gas with Reliant Resources, Inc. for the period from January 1, 1999 to the present. The SEC subpoena is issued pursuant to a formal order of private investigation that does not name Xcel Energy. Based upon accounts in the public press, we believe that similar subpoenas in the same investigation have been served on other industry participants. Xcel Energy and we are cooperating with the regulators and taking steps to assure satisfactory compliance with the subpoenas.

      Class Action Lawsuit. Our president and chief executive officer, Wayne H. Brunetti, and our former chief financial officer, Edward J. McIntyre, have served in similar capacities at Xcel Energy. On July 31, 2002, a lawsuit purporting to be a class action on behalf of purchasers of Xcel Energy common stock between January 31, 2001 and July 26, 2002, was filed in the United States District Court in Minnesota. The complaint named Xcel Energy; Wayne H. Brunetti, chairman, president and chief executive officer of Xcel Energy; Edward J. McIntyre, former vice president and chief financial officer of Xcel Energy, and former chairman of Xcel Energy, James J. Howard, as defendants. Among other things, the complaint alleges violations of Section 10(b) of the Securities Exchange Act and Rule 10b-5 related to allegedly false and misleading disclosures concerning various issues, including “round trip” energy trades, the existence of cross-default provisions in Xcel Energy’s and its subsidiary, NRG’s, credit agreements with lenders, NRG’s liquidity and credit status, the supposed risks to Xcel Energy’s credit rating and the status of Xcel Energy’s internal controls to monitor trading of its power. Since the filing of the lawsuit on July 31, 2002, thirteen additional lawsuits have been filed with similar allegations. On August 15, 2002, a shareholder derivative action was filed in the same court as the class actions described above purportedly on Xcel Energy’s behalf, against certain of Xcel Energy’s present and former directors and officers, citing essentially the same circumstances as the class actions and asserting breach of fiduciary duty. Subsequently, two additional derivative actions were filed in the District Court for Hennepin County, Minnesota, against essentially the same defendants, focusing on alleged wrongful energy trading activities and asserting breach of fiduciary duty for failure to establish and maintain adequate accounting controls, abuse of control and gross mismanagement. In addition, class action complaints have been filed against Xcel Energy and the members of Xcel Energy’s board of directors under the Employee Retirement Income Security Act by participants in Xcel Energy’s 401(k) plan and purported shareholder derivative actions also have been filed. If any of these cases result in a substantial monetary judgment against Xcel Energy or are settled on unfavorable terms, Xcel Energy’s profitability and liquidity could be materially adversely affected.

Summary of the Exchange Offer

      On September 26, 2002, we completed the private offering of $600 million in aggregate principal amount of our 7.875% first collateral trust bonds, series No. 8 due 2012. These original first collateral trust bonds were not registered under the Securities Act and, therefore, they are subject to significant restrictions on resale. Accordingly, when we sold these original first collateral trust bonds, we entered into a registration rights agreement with the initial purchasers that requires us to deliver to you this prospectus and to permit you to exchange your original first collateral trust bonds for exchange first collateral trust bonds that have substantially identical terms to the original first collateral trust bonds, except that the exchange first collateral trust bonds will be freely transferable and will not have covenants regarding registration rights or additional interest. The exchange first collateral trust bonds will be issued under the same indenture under which the original first collateral trust bonds were issued and, as a holder of the exchange first collateral trust bonds, you will be entitled to the same rights under the indenture that you had as a holder of original first collateral trust bonds.

      Set forth below is a summary description of the terms of the exchange offer.

Exchange Offer	We are offering to exchange up to $600 million in aggregate principal amount of exchange first collateral trust bonds for a like aggregate principal amount of original first collateral trust bonds. Original first collateral trust bonds may be tendered only in increments of $1,000.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 200 , unless we extend it. We do not currently intend to extend the exchange offer.

Interest on the Exchange First Collateral Trust Bonds	Interest on the exchange first collateral trust bonds will accrue at the rate of 7.875% from the date of the last periodic payment of interest on the original first collateral trust bonds or, if no interest has been paid, from September 26, 2002.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, including that:

• there is no change in law, regulation or any applicable interpretation of the SEC staff that prevents us from proceeding with the exchange offer; and

• there is no action or proceeding, pending or threatened, that would impair our ability to proceed with the exchange offer.

Procedure for Exchanging Original First Collateral Trust Bonds	If the original first collateral trust bonds you wish to exchange are registered in your name:

• you must complete, sign and date the letter of transmittal and mail or otherwise deliver it, together with any other required documentation, to U.S. Bank Trust National Association, as exchange agent, at the address specified on the cover page of the letter of transmittal.

If the original first collateral trust bonds you wish to exchange are in book-entry form and registered in the name of a broker, dealer or other nominee:

• you must contact the broker, dealer, commercial bank, trust company or other nominee in whose name your original first collateral trust bonds are registered and instruct it to tender your original first collateral trust bonds on your behalf. You must comply with the procedures of The Depository Trust Company (“DTC”) for tender and delivery of book-entry securities in order to validly tender your original first collateral trust bonds for exchange.

Questions regarding the exchange of original first collateral trust bonds or the exchange offer generally should be directed to the exchange agent at the address specified in “The Exchange Offer — Exchange Agent”.

Guaranteed Delivery Procedures	If you wish to exchange your original first collateral trust bonds and you cannot get the required documents to the exchange agent by the expiration date or you cannot tender and deliver your original first collateral trust bonds in accordance with DTC’s procedures by the expiration date, you may tender your original first collateral trust bonds according to the guaranteed delivery procedures described under the heading “The Exchange Offer — Guaranteed Delivery Procedures”.

Withdrawal Rights	You may withdraw the tender of your original first collateral trust bonds at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Original First Collateral Trust Bonds and Delivery of Exchange First Collateral Trust Bonds	We will accept for exchange any and all original first collateral trust bonds that are properly tendered in the exchange offer before 5:00 p.m., New York City time, on the expiration date, as long as all of the terms and conditions of the exchange offer are met. We will deliver the exchange first collateral trust bonds promptly following the expiration date.

Resale of Exchange First Collateral Trust Bonds	Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we believe that you may offer for resale, resell or otherwise transfer the exchange first collateral trust bonds without complying with the registration and prospectus delivery requirements of the Securities Act if:

• you are acquiring the exchange first collateral trust bonds in the ordinary course of your business and do not hold any original first collateral trust bonds to be exchanged in the exchange offer that were acquired other than in the ordinary course of business;

• you are not a broker-dealer tendering original first collateral trust bonds acquired directly from us;

• you are not participating, do not intend to participate and have no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the exchange first collateral trust bonds; and

• you are not our “affiliate”, within the meaning of Rule 405 under the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange first collateral trust bonds without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act.

Each broker or dealer that receives exchange first collateral trust bonds for its own account in exchange for original first collateral trust bonds that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange first collateral trust bonds.

Consequences of Failure to Exchange	If you do not exchange your original first collateral trust bonds for exchange first collateral trust bonds, you will not be able to offer, sell or otherwise transfer the original first collateral trust bonds except:

• in compliance with the registration requirements of the Securities Act and any other applicable securities laws,

• pursuant to an exemption from the securities laws, or

• in a transaction not subject to the securities laws.

Original first collateral trust bonds that remain outstanding after completion of the exchange offer will continue to bear a legend reflecting these restrictions on transfer. In addition, upon completion of the exchange offer, you will not be entitled to any rights to have the resale of original first collateral trust bonds registered under the Securities Act (subject to limited exceptions applicable only to certain qualified institutional buyers). We currently do not intend to register under the Securities Act the resale of any original first collateral trust bonds that remain outstanding after completion of the exchange offer.

Upon completion of the exchange offer, there may be no market for the original first collateral trust bonds, and if you failed to exchange the original first collateral trust bonds, you may have difficulty selling them.

United States Federal Income Tax Considerations	Your acceptance of the exchange offer and the exchange of your original first collateral trust bonds for exchange first collateral trust bonds will not be taxable for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations” beginning on page 59.

Exchange Agent	U.S. Bank Trust National Association is serving as exchange agent for the exchange offer.

Appraisal or Dissenter’s Rights	You will have no appraisal or dissenters’ rights in connection with the exchange offer.

Summary Description of the Exchange First Collateral Trust Bonds

      The terms of the exchange first collateral trust bonds we are issuing in the exchange offer and the original first collateral trust bonds are identical in all material respects, except that:

•	the exchange first collateral trust bonds will have been registered under the Securities Act;

•	the exchange first collateral trust bonds will not contain transfer restrictions; and

•	the exchange first collateral trust bonds will not have the registration rights that apply to the original first collateral trust bonds or entitle their holders to additional interest for our failure to comply with these registration rights.

      A brief description of the material terms of the exchange first collateral trust bonds is set forth below:

Securities Offered	$600,000,000 principal amount of 7.875% first collateral trust bonds, series No. 10 due 2012.

Maturity	October 1, 2012.

Interest Rate	7.875% per annum.

Interest Payment Dates	April 1 and October 1 of each year, beginning on April 1, 2003.

Ranking	The exchange first collateral trust bonds will be our senior secured obligations and will be secured equally and ratably with all of our other outstanding first collateral trust bonds (including any original first collateral trust bonds that are not exchanged in the exchange offer). As of November 30, 2002, $1.973 billion of our first collateral trust bonds were outstanding and an additional $375.84 million of our first mortgage bonds were outstanding. $578.8 million of the first collateral trust bonds outstanding were issued to secure existing debt.

Collateral	The first collateral trust bonds are secured by a series of our first mortgage bonds, which are secured by a first mortgage lien on substantially all of our electric and gas utility properties, subject to limited exceptions, and by a second mortgage lien on substantially all of our electric utility properties, subject to limited exceptions.

Ratings	The exchange first collateral trust bonds have been assigned a rating of “Baa1” (negative outlook) by Moody’s, “BBB+” (CreditWatch developing) by Standard & Poor’s and “BBB+” (negative outlook) by Fitch, in each case subject to final documentation. For a description of recent events affecting our credit ratings, see “Risk Factors”. Ratings from credit agencies are not recommendations to buy, sell or hold our securities and may be subject to revision or withdrawal at any time by the applicable rating agency and should be evaluated independently of any other ratings.

Optional Redemption	We may redeem the exchange first collateral trust bonds at any time, in whole or in part, at a “make whole” redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the exchange first collateral trust bonds being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 50 basis points, plus in each case accrued and unpaid interest to the redemption date.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange first collateral trust bonds. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement.

Summary Historical Financial Data

      The following tables present our summary consolidated historical financial data. The data presented in these tables are from “Selected Consolidated Financial Data”, included elsewhere in this prospectus. You should read that section for a further explanation of the financial data summarized here. You should also read the summary consolidated financial data presented below in conjunction with “Management’s Discussion and Analysis”, our audited and unaudited consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the period ended September 30, 2002, which we incorporate by reference in this prospectus. See “Where You Can Find More Information”. The historical financial information may not be indicative of our future performance.

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001		2000	1999	1998	1997

	(Unaudited)

	(Thousands of dollars, except ratios)
Consolidated Income Statement Data:
Operating revenue(1)	$1,926,744	$2,873,419	$4,905,630		$3,641,042	$2,719,251	$2,283,985	$2,201,351
Operating expense(1)	1,525,137	2,449,548	4,371,912		3,193,955	2,274,892	1,850,574	1,773,185

Operating Income	401,607	423,871	533,718		447,087	444,359	433,411	428,166

Other income (deductions) — net	(2,540)	4,519	3,044	(2)	13,102	12,654	6,500	(107,674	)(3)
Interest charges and financing costs	105,960	97,547	131,228		161,291	156,174	138,314	136,202
Income taxes	97,087	109,205	132,501		102,770	96,574	101,494	90,813

Net income	$196,020	$221,638	$273,033		$196,128	$204,265	$200,103	$93,477

Other Consolidated Financial Data:
Ratio of earnings to fixed charges(4)	2.7	2.9	2.8		2.2	2.3	2.4	2.5

September 30, 2002

(Thousands of dollars)
(Unaudited)
Consolidated Balance Sheet Data:
Current assets	$718,707
Net property, plant and equipment	4,946,004
Other assets	353,131

Total assets	6,017,842

Current portion of long-term debt	267,089
Short-term debt	88,074
Other current liabilities	736,881

Total current liabilities	1,092,044

Deferred credits and other liabilities	851,323
Long-term debt	1,812,500
Mandatorily redeemable preferred securities of subsidiary trust	194,000
Common stockholder’s equity	2,067,975

Total liabilities and equity	$6,017,842

(1)	Operating revenues and operating expenses for the nine month period ended Sept. 30, 2001 have been restated pursuant to Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards

Board Issue 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities”. The EITF reached partial consensus concluding that all gains and losses related to energy trading activities within the scope of EITF Issue 98-10, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities” (whether or not settled physically) must be shown net in the statement of income, effective for periods ending after July 15, 2002. In the consolidated income statement data, operating revenue for the nine-month period ended Sept. 30, 2002 is reported net of $1.3 million of electric trading costs. For the nine-month period ended Sept. 30, 2001, operating revenue is offset by $1.0 million of electric trading costs previously reported as operating expense. This reclassification had no impact on trading margin or reported net income.

We have not restated the income statements for the periods ended December 31. Operating revenue and operating expenses, if electric trading activity were shown net for those periods, would have been:

	Years Ended December 31,

	2001	2000	1999	1998	1997

	(Thousands of dollars)
Operating revenue, less electric trading costs	$3,649,845	$2,853,515	$2,238,915	$2,283,985	$2,201,351
Operating expense, without trading costs	3,116,127	2,406,428	1,794,556	1,850,574	1,773,185
Electric trading costs	1,225,785	787,527	480,336	—	—

(2)	Includes extraordinary loss of $1.5 million related to redemption premiums and other costs incurred in connection with redemption of long-term debt of 1480 Welton, Inc. (net of income tax).

(3)	Includes an extraordinary loss of $110 million relating to the retroactive assessment of a windfall tax, by the United Kingdom, on a former subsidiary of PSCo.

(4)	For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of net income plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated investees, and (2) fixed charges consist of interest on long-term debt, other interest charges, distributions on redeemable preferred securities of subsidiary trust and amortization of debt discount, premium and expense.

RISK FACTORS

      You should carefully consider the risks described below as well as other information contained in this prospectus before exchanging your original first collateral trust bonds. The risks described in this section are those that we consider to be the most significant to your decision whether to invest in our first collateral trust bonds. If any of the events described below occurs, our business, financial condition or results of operations could be materially harmed. In addition, we may not be able to make payments on the first collateral trust bonds, and this could result in your losing all or part of your investment.

Risks Related to Our Relationship to Xcel Energy and NRG

As we are a subsidiary of Xcel Energy, we may be negatively affected by events at Xcel Energy and its affiliates, particularly NRG.

      As stated below, our security ratings and access to the capital markets have been negatively impacted recently, and may be further affected in the future, because of our affiliation with Xcel Energy and NRG. As a result, our ability to access needed capital and bank credit may be limited, and our cost of capital may be increased by amounts that could be material.

      We are an operating electric and gas utility and a subsidiary of Xcel Energy. Xcel Energy has a number of other utility and non-utility subsidiaries, including NRG. NRG, a non-utility, nonregulated, subsidiary of Xcel Energy, is engaged in the ownership and operation of generating facilities. As is true of most companies in the independent power production business, the credit ratings on the debt securities of NRG were recently downgraded below investment grade. Currently, NRG’s unsecured bond obligations carry a bond rating of between CCC and D, depending upon both the specific debt issue and the rating agency rating system. Xcel Energy’s senior unsecured debt ratings also recently were lowered to “Baa3”, “BBB-” and “BB+” by Moody’s, Standard & Poor’s and Fitch, respectively. NRG’s earnings from ongoing operations have recently declined primarily due to lower power prices in the merchant energy markets.

      NRG has failed to make scheduled payments of interest and/or principal on approximately $5.5 billion of its debt and is in default under the related debt instruments. These missed payments also have resulted in cross-defaults of numerous other debt instruments of NRG. In addition, on November 6, 2002, lenders to NRG accelerated approximately $1.1 billion of NRG’s debt under its construction revolver financing facility, thereby rendering the debt immediately due and payable.

      Absent an agreement on a comprehensive restructuring plan, NRG will remain in default under its debt and other obligations, because it does not have sufficient funds to meet such requirements and obligations. As a result, the lenders will be able, if they so choose, to seek to enforce their remedies at any time, which would likely lead to a bankruptcy filing by NRG.

      In addition to the missed debt payments, a significant amount of NRG’s debt and other obligations contain terms which require that they be supported with letters of credit or cash collateral following a ratings downgrade. As a result of the downgrades that NRG has experienced this year, NRG estimates that it is in default of its obligations to post collateral ranging from $1.1 billion to $1.3 billion, principally to fund equity guarantees associated with its $2 billion construction and acquisition revolving credit facilities, to fund debt service reserves and other guarantees related to NRG projects and to fund trading operations.

      NRG continues to work with its lenders on a comprehensive restructuring plan that would contain waivers and/or material modifications of its debt and other obligations and its collateral requirements. There can be no assurance that NRG will be able to restructure its obligations or otherwise satisfactorily resolve these issues soon, or at all. We are unable to predict whether NRG will be able to implement any such restructuring plan, or whether, in the interim, NRG’s lenders and bondholders will continue to forbear from exercising any or all of the remedies available to them, including acceleration of NRG’s indebtedness, an involuntary proceeding in bankruptcy and, in the case of certain lenders, realization on the collateral for their indebtedness. As discussed below, five former executive of NRG filed an involuntary petition of bankruptcy against NRG on November 22, 2002.

      Xcel Energy provides various guarantees and bond indemnities supporting its subsidiaries. As of September 30, 2002, Xcel Energy’s exposure under these guarantees totaled $323 million. Xcel Energy may be required to provide credit enhancements in the form of cash collateral, letters of credit or other security to satisfy part or potentially all of these exposures in the event that Standard & Poor’s or Moody’s were to downgrade Xcel Energy’s credit ratings below investment grade.

      The downgrades of Xcel Energy’s debt securities will increase its cost of capital and restrict its access to the capital markets. This will limit Xcel Energy’s ability to contribute equity or make loans to us, and cause us to seek alternative sources of funds to meet temporary cash needs. In addition, the PUHCA contains limitations on the ability of registered holding companies and their subsidiaries to issue securities. Such registered holding companies and their subsidiaries may not issue securities unless authorized by an exemptive rule or order of the SEC. For utility subsidiaries like us, one of the exemptive rules permits utilities to issue securities to finance their business so long as the issuance has been approved by the appropriate state utility commission. In our case, this exchange first collateral trust bond offering and our other short-term borrowings have been authorized by the CPUC and are exempt under this rule. To the extent we wish to issue securities that are not exempt by rule or order under the PUHCA, we will need to seek authorization from the SEC under the PUHCA. Because Xcel Energy does not qualify for any of the main exemptive rules, it sought and received financing authority from the SEC under the PUHCA. One of the conditions of that financing order, which also included authorization for intrasystem loans for the Xcel Energy subsidiaries to the extent not otherwise exempt, was that Xcel Energy’s common equity ratio, on a consolidated basis, be at least 30 percent. During the quarter ended September 30, 2002, Xcel Energy was required to record significant asset impairment losses from sales or divestitures of NRG assets and businesses, from NRG’s cancelling or deferring the funding of certain projects under construction and from NRG’s deciding not to contribute additional funds to certain projects already operating. As a result, Xcel Energy’s common equity ratio fell below 30 percent.

      In anticipation of falling below the 30 percent level, Xcel Energy obtained authorization from the SEC under the PUHCA to engage in certain financing transactions and intrasystem loans through March 31, 2003, so long as its ratio of common equity to total capitalization, on an as adjusted basis, is at least 24 percent. As of September 30, 2002, Xcel Energy’s common equity ratio, as adjusted, was at least 24%. Financings authorized by the SEC included the issuance of debt (including convertible debt) to refinance or replace a $400 million credit facility that expired on November 8, 2002, issuance of $450 million of stock (less amounts of long-term debt issued as part of the refinancing of the $400 million credit facility) and the renewal of guarantees for trading obligations of NRG’s power marketing subsidiary. The SEC reserved jurisdiction over additional securities issuances by Xcel Energy through June 30, 2003, while its common equity ratio is below 30 percent. After June 30, 2003, Xcel Energy’s common equity ratio must be at least 30 percent in order to engage in financing transactions without additional approval of the SEC. In addition, we may issue on an exempt basis certain debt securities with a maturity of not more than nine months.

      It is possible that Xcel Energy may be required to recognize further losses at NRG and that its common equity ratio may fall below the 24 percent level. If that occurs and Xcel Energy is unable to obtain additional relief from the SEC, Xcel Energy may not be able to issue securities, which could have a material adverse effect on its ability to contribute equity or make loans to us, and this would cause us to seek alternative sources of funds to meet temporary cash needs. Alternative sources of funds could include the issuance of additional first collateral trust bonds or other debt securities. No assurance can be given that such alternatives will be available to us in required amounts or at reasonable costs.

      We rely on Xcel Energy and Xcel Energy Services, a subsidiary service company of Xcel Energy, for many administrative services. If Xcel Energy were to experience severe financial difficulties, it would temporarily disrupt the provision of these services or cause us to provide those services ourselves, at potentially greater cost.

      Xcel Energy guarantees several surety bonds, in an amount less than $5 million, for our benefit. If Xcel Energy were to default on those obligations or its other obligations, it could result in a default under our obligations, even if we are not separately in default. As a result, those obligations might be accelerated.

Our affiliate, NRG Energy, is likely insolvent and is in default under most of its debt obligations. Many of its subsidiaries are also likely in default. If these entities were the subject of voluntary or involuntary bankruptcy proceedings, their creditors could attempt to make claims against Xcel Energy or us, including claims to substantively consolidate our assets and liabilities with those of NRG or with those of NRG and Xcel Energy, or to substantively consolidate the assets and liabilities of NRG with those of Xcel Energy or us. These claims, if successful, could have a material adverse effect on our financial position and liquidity, and on our ability to make payments on the exchange first collateral trust bonds.

      As discussed above, NRG has failed to make scheduled payments of interest and/or principal on approximately $5.5 billion of its debt and is in default under the related debt instruments. These missed payments also have resulted in cross-defaults of numerous other debt instruments of NRG. In addition, on November 6, 2002, lenders to NRG accelerated approximately $1.1 billion of NRG’s debt under its construction revolver financing facility, thereby rendering the debt immediately due and payable.

      Absent an agreement on a comprehensive restructuring plan, NRG will remain in default under its debt and other obligations, because it does not have sufficient funds to meet such requirements and obligations. As a result, the lenders will be able, if they so choose, to seek to enforce their remedies at any time, which would likely lead to a bankruptcy filing by NRG.

      If NRG does become subject to a bankruptcy proceeding, NRG or its creditors could seek to substantively consolidate Xcel Energy or us with NRG. The equitable doctrine of substantive consolidation permits a bankruptcy court to disregard the separateness of related entities and to consolidate and pool the entities’ assets and liabilities and treat them as though held and incurred by one entity where the interrelationship between the entities warrants such consolidation. If NRG or its creditors were to assert such claims in an NRG bankruptcy proceeding, there can be no assurance as to how a bankruptcy court would resolve the issue. One of the creditors of an NRG project already has filed involuntary bankruptcy proceedings against that project and has included claims against NRG Energy and us. In addition, on November 22, 2002, five former executives of NRG filed an involuntary petition in bankruptcy against NRG. If a bankruptcy court were to allow substantive consolidation of us with NRG or with NRG and Xcel Energy or the substantive consolidation of Xcel Energy and NRG, it would have a material adverse effect on us and on our ability to make payments on the exchange first collateral trust bonds, and in any event, would likely preclude Xcel Energy from making loans or equity contributions to us and from providing credit support to us and would likely disrupt all our relationships with Xcel Energy, including its provision of administrative services to us.

Our credit ratings have been recently lowered and could be further lowered as a consequence of changes in the credit ratings of our affiliates. If this were to occur, the value of the first collateral trust bonds could be reduced.

      Our secured debt has been assigned a rating by Standard & Poor’s of “BBB+” (CreditWatch developing), by Moody’s of “Baa1” (negative outlook) and by Fitch of “BBB+” (negative outlook).

      The recent reductions in our credit ratings described below occurred in the context of a series of developments involving Xcel Energy and its subsidiaries, particularly NRG. These included a severe deterioration in the credit ratings of NRG that began in 2001 and continued in 2002; Xcel Energy’s announcement on July 26, 2002 that NRG would likely be unable to meet collateral posting requirements in the event of a ratings downgrade; action taken by ratings agencies in June and July 2002 to reduce, or place on review, our credit ratings and those of NRG, Xcel Energy and various of its subsidiaries; and further negative actions taken by ratings agencies pending the outcome of negotiations to obtain a waiver or modification of certain cross-default provisions under Xcel Energy’s $800 million credit facilities that could have been triggered if NRG were to default on its debt obligations as a result of being unable to meet certain requirements to provide additional collateral as a result of the credit downgrade.

      On June 24, 2002, Standard & Poor’s lowered the rating on our secured debt from “A” to “BBB+”, our senior unsecured rating from “BBB+” to “BBB-” and the short-term rating on our commercial paper from “A-2” to “A-3”. On July 26, 2002, Standard & Poor’s placed all of our company’s credit ratings on “CreditWatch” with negative implications, and such ratings remain on CreditWatch developing. On July 29, 2002, Moody’s placed our credit ratings under review for possible downgrade. On July 30, 2002, Fitch lowered its credit rating on our first collateral trust bonds from “A” to “BBB+”, our senior unsecured credit rating from “A-” to “BBB” and our commercial paper rating from “F1” to “F2”, in each case with “negative outlook”. On September 5, 2002, Moody’s lowered our senior secured debt rating from “Baa1” from “A3”. On September 16, 2002, Standard & Poor’s lowered NRG’s corporate rating to “D” and Moody’s lowered its rating on NRG to “Ca” negative outlook. On September 19, 2002, Moody’s assigned a “Baa1” (negative outlook) rating to our First Collateral Trust Bonds Series No. 8 and on September 20, 2002, Standard & Poor’s assigned such bonds a “BBB+” rating.

      These downgradings and any future downgrade of our securities will likely increase our cost of capital and reduce our access to the capital markets. This would adversely affect our financial condition and results of operations. We cannot assure you that any of our current ratings or those of our affiliates, including Xcel Energy and NRG, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency. In particular, under the rating methodology used by Standard & Poor’s, our ratings could be changed to reflect a change in credit ratings of any of our affiliates, including NRG. Further adverse developments related to NRG’s liquidity and its debt and other obligations described above, and the actions taken by Xcel Energy to address that situation, could have an adverse effect on our credit ratings. Any lowering of the rating of the first collateral trust bonds would likely reduce the value of the first collateral trust bonds.

Our reduced access to sources of liquidity may increase our cost of capital and our dependence on bank lenders and external capital markets.

      Historically, we have relied on bank lines of credit, the commercial paper market and capital contributions from Xcel Energy to supplement our operating cash flow in order to meet the short-term liquidity requirements of our business. Given the recent events at NRG and Xcel Energy discussed above, however, we do not have access to the commercial paper market. Furthermore, until the issues related to NRG are resolved, we do not anticipate receiving further capital contributions from Xcel Energy.

      On June 24, 2002, Standard & Poor’s lowered the short-term rating on our commercial paper to A-3 from A-2 and on July 30, 2002 Fitch lowered our commercial paper rating from F1 to F2. On September 5, 2002, Moody’s lowered our commercial paper rating from P1 to P2. In general, the market for commercial paper that is rated either below A-2 by Standard & Poor’s or below P-2 by Moody’s is limited. Consequently, we have refinanced our outstanding commercial paper as it matured with borrowings under our credit facility. Our 364-day credit facility has a capacity of $530 million and expires in June 2003. As of November 30, 2002, we had no commercial paper outstanding and had borrowings under our credit facility of $163.1 million.

      The cost of new borrowings to replace our commercial paper is likely to be greater than the historical cost of commercial paper. As a result of our loss of access to the commercial paper market and limitations on funding from Xcel Energy, we are likely to be more dependent upon accessing the capital markets. Access to the capital markets on favorable terms will be impacted by our credit ratings (and the ratings of our affiliated companies) and prevailing conditions in the capital markets.

      We also rely on accessing the capital markets to support our capital expenditure programs and other capital requirements to maintain and build our utility infrastructure and comply with future requirements such as installing emission-control equipment. Access to the capital markets and our cost of capital will be affected by our credit ratings (and the ratings of our affiliated companies) and prevailing conditions in the capital markets. If we are unable to access the capital markets on favorable terms, our ability to fund our operations and required capital expenditures and other investments may be adversely affected.

We are a wholly-owned subsidiary of Xcel Energy. Xcel Energy can exercise substantial control over our dividend policy and business and operations and may do so in a manner that is adverse to our interests.

      Our board of directors consists of officers of Xcel Energy. Our board makes determinations with respect to the following:

•	our payment of dividends;

•	decisions on our financings and our capital raising activities;

•	mergers or other business combinations; and

•	our acquisition or disposition of assets.

      Historically we have paid quarterly dividends to Xcel Energy. In 2001 and the first nine months of 2002, we paid $221.3 million and $170.0 million of dividends to Xcel Energy, respectively. Our board of directors could decide to increase dividends, within the limitations of our approved capital structure, to Xcel Energy to support its cash needs. This could adversely affect our liquidity. Under the PUHCA, we can only pay dividends out of current earnings and retained earnings without prior approval of the SEC. At September 30, 2002, our retained earnings were approximately $423 million.

Recent and ongoing lawsuits relating to Xcel Energy’s ownership of NRG could impair Xcel Energy’s profitability and liquidity and could divert the attention of our management.

      Our president and chief executive officer, Wayne H. Brunetti, and our former chief financial officer, Edward J. McIntyre, have served in similar capacities at Xcel Energy. On July 31, 2002, a lawsuit purporting to be a class action on behalf of purchasers of Xcel Energy common stock between January 31, 2001 and July 26, 2002, was filed in the United States District Court in Minnesota. The complaint named Xcel Energy; Wayne H. Brunetti, chairman, president and chief executive officer of Xcel Energy; Edward J. McIntyre, former vice president and chief financial officer of Xcel Energy, and former chairman of Xcel Energy, James J. Howard, as defendants. Among other things, the complaint alleges violations of Section 10(b) of the Securities Exchange Act and Rule 10b-5 related to allegedly false and misleading disclosures concerning various issues, including “round trip” energy trades, the existence of cross-default provisions in Xcel Energy’s and its subsidiary, NRG’s, credit agreements with lenders, NRG’s liquidity and credit status, the supposed risks to Xcel Energy’s credit rating and the status of Xcel Energy’s internal controls to monitor trading of its power. Since the filing of the lawsuit on July 31, 2002, thirteen additional lawsuits have been filed with similar allegations. On August 15, 2002, a shareholder derivative action was filed in the same court as the class actions described above purportedly on Xcel Energy’s behalf, against certain of Xcel Energy’s present and former directors and officers, citing essentially the same circumstances as the class actions and asserting breach of fiduciary duty. Subsequently, two additional derivative actions were filed in the District Court for Hennepin County, Minnesota, against essentially the same defendants, focusing on alleged wrongful energy trading activities and asserting breach of fiduciary duty for failure to establish and maintain adequate accounting controls, abuse of control and gross mismanagement. In addition, class action complaints have been filed against Xcel Energy and the members of Xcel Energy’s board of directors under the Employee Retirement Income Security Act by participants in Xcel Energy’s 401(k) plan and purported shareholder derivative actions also have been filed. If any of these cases result in a substantial monetary judgment against Xcel Energy or are settled on unfavorable terms, Xcel Energy’s profitability and liquidity could be materially adversely affected.

Risks Associated with Our Business

There may be changes in the regulatory environment that impair our ability to recover costs from our customers.

      As a result of the fall out from the energy crisis in California and the financial troubles at a number of energy companies, including the financial challenges of Xcel Energy and NRG, the regulatory environments in which we operate have received an increased amount of public attention. The profitability of our utility operations is dependent on our ability to recover costs related to providing energy and utility services to our customers. Although we believe that the current regulatory environment applicable to our business would permit us to recover the costs of our utility services, it is possible that there could be changes in the regulatory environment that would impair our ability to recover costs historically absorbed by our customers.

      In light of the recent credit and liquidity events regarding NRG and Xcel Energy, we face enhanced scrutiny from our state regulators. These events could negatively impact the positions taken by the CPUC in our pending and future rate proceedings, including our ICA and general rate proceedings discussed above in Recent Developments. This could result in reduced recovery of our costs. State utility commissions generally possess broad powers to ensure that the needs of the utility customers are being met. We may be asked to ensure that our rate payers are not harmed as a result of the credit and liquidity events at NRG.

If the CPUC does not grant the rate increases we have requested, our financial condition could be negatively affected.

      We are subject to the jurisdiction of the CPUC with respect to, among other things, the rates we can charge retail customers. As discussed above under “Recent Developments”, various proceedings relating to rates are currently pending before the CPUC. If the CPUC, for any reason, does not grant us, in a timely manner, the increases we have requested, this could have a negative impact on our financial condition and results of operations.

We are subject to commodity price risk, credit risk and other risks associated with energy markets.

      We engage in wholesale sales and purchases of electric capacity and energy, and, accordingly, are also subject to commodity price risk, credit risk and other risks associated with these activities.

      Credit risk includes the risk that counterparties that owe us money or energy will breach their obligations. Should the counterparties to these arrangements fail to perform, we may be forced to enter into alternative arrangements. In that event, our financial results could be adversely affected and we could incur losses. Although our models take into account the expected probability of default by counterparties, the actual occurrence of a default by a particular counterparty and the resulting exposure could be greater than the models predict.

      We mark our energy trading portfolio to estimated fair market value on a daily basis (mark-to-market accounting), which causes earnings variability. Market prices are utilized in determining the value of electric energy, natural gas and related derivative commodity instruments. For some longer-term positions, which are limited to a maximum of eighteen months, and certain short-term positions for which market prices are not available, models based on forward price curves are utilized. These models incorporate estimates and assumptions as to a variety of factors such as pricing relationships between various energy commodities and geographic locations. Actual experience can vary significantly from these estimates and assumptions.

We may be subject to enhanced scrutiny and potential liabilities as a result of our trading operations.

      On May 8, 2002, in response to disclosure by Enron Corporation of certain trading strategies used in 2000 and 2001, which may have violated market rules, the FERC ordered all sellers of wholesale electricity and/or ancillary services to the California Independent System Operator or Power Exchange, including us, to respond to data requests, including requests about the use of certain trading strategies. On May 22, 2002, Xcel Energy reported to the FERC that it had not engaged directly in the trading strategies identified in the May 8th inquiry. On May 21, 2002, the FERC supplemented the May 8th request by ordering all sellers of wholesale electricity and/or ancillary services in the United States portion of the Western Systems Coordinating Council during 2000 and 2001 to report whether they had engaged in activities referred to as “wash”, “round trip” or “sell/buyback” trading. On May 31, 2002, Xcel Energy reported that it had not engaged in so-called round trip electricity trading identified in the May 21st inquiry.

      On May 13, 2002, independently and not in direct response to any regulatory inquiry, Xcel Energy reported that we had engaged in transactions in 1999 and 2000 with the trading arm of Reliant Resources, Inc. in which we bought power from Reliant and simultaneously sold the same quantity back to Reliant. For doing this, we normally received a small profit. We made a total pretax profit of approximately $110,000 on these transactions. Also, we engaged in one trade with Reliant in which we simultaneously bought and sold power without realizing any profit. The purpose of this nonprofit transaction was in consideration of future for-profit transactions. We engaged in these transactions for the proper commercial objective of making a profit, not to inflate volumes or revenues.

      Xcel Energy and we have received subpoenas from the Commodities Futures Trading Commission for disclosure related to these “round trip trades” and other trading in electricity and natural gas for the period from January 1, 1999 to the present involving Xcel Energy or any of its subsidiaries.

      Xcel Energy also has received a subpoena from the SEC for documents concerning “round trip trades” in electricity and natural gas with Reliant Resources, Inc. for the period from January 1, 1999 to the present. The SEC subpoena is issued pursuant to a formal order of private investigation that does not name Xcel Energy. Based upon accounts in the public press, we believe that similar subpoenas in the same investigation have been served on other industry participants.

      Xcel Energy and we are cooperating with the regulators and taking steps to assure satisfactory compliance with the subpoenas.

      If it is determined that we acted improperly in connection with these trading activities, we could be subject to a range of potential sanctions, including civil penalties and loss of market-based trading authority.

      In addition, a number of actions have been filed in state and federal courts relating to power sales in California and other Western markets from May 2000 through June 2001. Although we have not been named in the California litigation, it is possible that we could be brought into the pending litigation, or named in future proceedings. There are also actions pending at FERC regarding these and similar issues. We cannot assure you that we will not have to pay refunds or other damages as a result of these proceedings. Any such refunds or damages could have an adverse effect on our results of operations.

We are subject to environmental laws and regulations which could be difficult and costly to comply with.

      We are subject to a number of environmental laws and regulations affecting many aspects of our past, present and future operations, including air emissions, water quality, wastewater discharges, and the management of wastes and hazardous substances. These laws and regulations generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals. Environmental laws and regulations can also require us to perform environmental remediations, including remediations of properties formerly used to manufacture gas, and to install pollution control equipment at our facilities. Both public officials and private individuals may seek to enforce the applicable environmental laws and regulations against us. We cannot assure you that existing environmental laws or regulations will not be revised or that new laws or regulations seeking to protect the environment will not be adopted or become applicable to us or that we will not identify in the future conditions that will result in obligations or liabilities under existing environmental laws and regulations. Revised or additional laws or regulations which result in increased compliance costs or additional operating restrictions, or currently unanticipated costs or restrictions under existing laws or regulations, particularly if those costs are not fully recoverable from our customers, could have a material adverse effect on our results of operations.

Our parent company, Xcel Energy, received a Notice of Violation from the United States Environmental Protection Agency alleging violations of the New Source Review requirements of the Clean Air Act at two of our stations in Colorado. The ultimate financial impact to us is uncertain at this time.

      On July 1, 2002, Xcel Energy, our parent company, received a Notice of Violation (“NOV”) from the EPA alleging violations of the New Source Review (“NSR”) requirements of the Clean Air Act at our Comanche and Pawnee Stations in Colorado. The NOV specifically alleges that various maintenance, repair and replacement projects undertaken at the plants in the mid- to late-1990s were non-routine “major modifications” and should have required a permit under the NSR process. Although we believe we acted in full compliance with the Clean Air Act and NSR process, we cannot assure you that we will not be required to install additional emission control equipment at the facilities, which would require substantial capital expenditures, and pay civil penalties. Civil penalties are limited to not more than $25,000 to $27,500 per day for each violation. The ultimate financial impact to us is not determinable at this time.

We have received a notice from the Internal Revenue Service (“IRS”) proposing to disallow certain interest expense deductions we took in 1993 through 1997. Should the IRS ultimately prevail on this issue our financial results could be materially adversely affected.

      The IRS issued a Notice of Proposed Adjustment proposing to disallow interest expense deductions we had taken in tax years 1993 through 1997 related to corporate-owned life insurance (“COLI”) policy loans of PSR Investments, Inc. (“PSRI”), one of our wholly owned subsidiaries. Late in 2001, we received a technical advice memorandum from the IRS National Office, which communicated a position adverse to PSRI. Consequently, we expect the IRS to continue disallowing the interest expense deductions and seeking to impose an interest charge on the resulting underpayment of taxes.

      After consultation with our tax counsel, we continue to believe that the tax deduction of interest expense on the COLI policy loans is in full compliance with the tax law. PSRI has not recorded any provision for income tax or interest expense related to this matter and has continued to take deductions for interest expense related to policy loans on its income tax returns for subsequent years. We intend to challenge the IRS determination, which could require several years to reach final resolution.

      The total disallowance of interest expense deductions for the period of 1993 through 2002 is approximately $520 million. Should the IRS ultimately prevail on this issue, tax and interest payable through 2002 (not including penalties or interest on penalties) would be approximately $238 million on a pre-tax basis. Because we are continuing to take deductions for interest expense related to these policy loans, the tax and interest ultimately owed by us should the IRS ultimately prevail will continue to increase over time.

Risks Related to the Exchange First Collateral Trust Bonds

Any lowering of the credit ratings on the exchange first collateral trust bonds would likely reduce their value.

      As described above under “Summary — Recent Developments” and “Risk Factors — Risks Related to Our Relationship to Xcel Energy and NRG”, our credit ratings have recently been lowered and could be further lowered in the future. Any lowering of the credit rating on the exchange first collateral trust bonds would likely reduce the value of the exchange first collateral trust bonds.

The exchange first collateral trust bonds have no prior public market and we cannot assure you that any public market will develop or be sustained after the offering.

      Although the exchange first collateral trust bonds generally may be resold or otherwise transferred by holders who are not our affiliates without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities without an established trading market. We have been advised by the initial purchasers that they currently intend to make a market in the exchange first collateral trust bonds. However, there can be no assurance that such a market will develop or, if it does develop, that it will continue. In addition, any such market-making activity may be limited during the exchange offer and during the pendency of any shelf registration that might be filed. If an active public market does not develop, the market price and liquidity of the exchange first collateral trust bonds may be adversely affected. Furthermore, we do not intend to apply for listing of the exchange first collateral trust bonds on any securities exchange or automated quotation system.

      Even if a market for the exchange first collateral trust bonds does develop, you may not be able to resell the exchange first collateral trust bonds for an extended period of time, if at all. In addition, future trading prices for the exchange first collateral trust bonds will depend on many factors, including, among other things, prevailing interest rates, our financial condition, and the market for similar securities. As a result, you may not be able to liquidate your investment quickly or to liquidate it at an attractive price.

Broker-dealers or first collateral trust bondholders may become subject to the registration and prospectus delivery requirements of the Securities Act.

      Any broker-dealer that:

•	exchanges its original first collateral trust bonds in the exchange offer for the purpose of participating in a distribution of the exchange first collateral trust bonds; or

•	exchanges original first collateral trust bonds that were received by it for its own account in the exchange offer,

may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange first collateral trust bonds and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

      In addition to broker-dealers, any first collateral trust bondholder that exchanges its original first collateral trust bonds in the exchange offer for the purpose of participating in a distribution of the exchange first collateral trust bonds may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that first collateral trust bondholder.

      Risks Related to a Failure to Exchange Original First Collateral Trust Bonds for Exchange First Collateral Trust Bonds

You may have difficulty selling the original first collateral trust bonds which you do not exchange.

      If you do not exchange your original first collateral trust bonds for the exchange first collateral trust bonds offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your original first collateral trust bonds. Those transfer restrictions are described in the indenture and in the legend contained on the original first collateral trust bonds, and arose because we issued the original first collateral trust bonds under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act. In general, you may offer or sell your original first collateral trust bonds only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. If you do not exchange your original first collateral trust bonds in the exchange offer, you will no longer be entitled to have those first collateral trust bonds registered under the Securities Act.

      In addition, if a large number of original first collateral trust bonds are exchanged for exchange first collateral trust bonds issued in the exchange offer, the principal amount of original first collateral trust bonds that will be outstanding will decrease. This will reduce the liquidity of the market for the original first collateral trust bonds, making it more difficult for you to sell your original first collateral trust bonds.

You must tender the original first collateral trust bonds in accordance with proper procedures in order to ensure the exchange will occur.

      The exchange of the original first collateral trust bonds for the exchange first collateral trust bonds can only occur if the proper procedures, as detailed in this prospectus, are followed. The exchange first collateral trust bonds will be issued in exchange for the original first collateral trust bonds only after timely receipt by the exchange agent of the original first collateral trust bonds or a book-entry confirmation, a properly completed and executed letter of transmittal (or an agent’s message in lieu thereof) and all other required documentation. If you want to tender your original first collateral trust bonds in exchange for exchange first collateral trust bonds, you should allow sufficient time to ensure timely delivery. The exchange agent is not and we are not under any duty to give you notification of defects or irregularities with respect to your tender of original first collateral trust bonds for exchange. Original first collateral trust bonds that are not tendered will continue to be subject to the existing transfer restrictions. In addition, if you are an affiliate of ours or you tender the original first collateral trust bonds in the exchange offer in order to participate in a distribution of the exchange first collateral trust bonds, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Additional information is set forth below under “The Exchange Offer” and “Plan of Distribution”.

If a market develops for the exchange first collateral trust bonds, the exchange first collateral trust bonds might trade at prices higher or lower than the initial offering price of the exchange first collateral trust bonds.

      If a market develops for the exchange first collateral trust bonds, they might trade at prices higher or lower than their initial offering price. The trading price would depend on many factors, such as prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

Risks Associated with our former accountant, Arthur Andersen LLP

Your ability to recover from our former independent certified public accountant, Arthur Andersen LLP, may be limited.

      On March 27, 2002, we appointed Deloitte & Touche LLP to be our independent certified public accountant. Our former independent certified public accountant, Arthur Andersen LLP, was convicted on federal obstruction of justice charges arising from the federal government’s investigation of Enron Corp. In light of the conviction, Arthur Andersen ceased practicing before the SEC on August 31, 2002. Arthur Andersen was the auditor of our consolidated financial statements and related schedules as of December 31, 2001, December 31, 2000 and December 31, 1999 incorporated herein by reference, and has not consented to the use of their auditor’s report with respect to such financial statements in this prospectus. Events arising out of the indictment and conviction may materially and adversely affect the ability of Arthur Andersen to satisfy any claims arising from the provision of auditing services to us, including claims that may arise out of Arthur Andersen’s audit of financial statements included in this prospectus. We have not had a re-audit of our financial statements as of and for the years ended December 31, 2001, December 31, 2000 and December 31, 1999.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the exchange first collateral trust bonds. The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the original first collateral trust bonds. In consideration for issuing the exchange first collateral trust bonds in exchange for the original first collateral trust bonds as described in this prospectus, we will receive, retire and cancel the original first collateral trust bonds. As a result, the issuance of the exchange first collateral trust bonds will not result in any increase or decrease in our indebtedness. We have agreed to bear the expenses of the exchange offer to the extent indicated in the registration rights agreement. No underwriter is being used in connection with the exchange offer.

      The net proceeds from the issuance and sale of the original first collateral trust bonds, after deducting discounts, commissions and offering expenses, were approximately $593.55 million. We added those net proceeds to our general funds and such net proceeds were used to pay short-term indebtedness, including amounts outstanding under our bridge credit facility and a portion of the amounts outstanding under our 364-day credit facility, and for other general corporate purposes, including working capital and capital expenditures.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

      We issued and sold the original first collateral trust bonds on September 26, 2002 in a private placement. In connection with that issuance and sale, we entered into a registration rights agreement with the initial purchasers of the original first collateral trust bonds. In the registration rights agreement, we agreed to:

•	file with the SEC the registration statement of which this prospectus is a part within 90 calendar days of the issue date of the original first collateral trust bonds relating to an offer to exchange the original first collateral trust bonds for the exchange first collateral trust bonds;

•	cause the registration statement of which this prospectus is a part to be declared effective under the Securities Act within 180 calendar days of the issue date of the original first collateral trust bonds; and

•	commence the exchange offer and keep the exchange offer open for at least 20 business days but not more than 30 business days after the date of this prospectus.

      The exchange offer being made by this prospectus is intended to satisfy our obligations under the registration rights agreement. If we fail to exchange all validly tendered original first collateral trust bonds in accordance with the exchange offer on or prior to April 24, 2003, we will be required to pay additional interest to holders of original first collateral trust bonds until we have complied with this obligation.

      Once the exchange offer is complete, we will have no further obligation to register any of the original first collateral trust bonds not tendered to us in the exchange offer, except to the limited extent that certain qualified institutional buyers, if any, are otherwise entitled to have their original first collateral trust bonds registered under a shelf registration as described under “Exchange Offer and Registration Rights”. For a description of the restrictions on transfer of the original first collateral trust bonds, see “Risk Factors — Risks Related to the first collateral trust bonds”.

Effect of the Exchange Offer

      Based on interpretations by the SEC staff set forth in Exxon Capital Holdings Corporation (available April 13, 1989), Morgan Stanley & Co. Incorporated (available June 5, 1991), Shearman & Sterling (available July 7, 1993) and other no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the exchange first collateral trust bonds issued to you in the exchange offer without compliance with the registration and prospectus delivery requirements of the Securities Act if:

•	you are acquiring the exchange first collateral trust bonds in the ordinary course of your business and do not hold any original first collateral trust bonds to be exchanged in the exchange offer that were acquired other than in the ordinary course of business;

•	you are not a broker-dealer tendering original first collateral trust bonds acquired directly from us;

•	you are not participating, do not intend to participate and have no arrangements or understandings with any person to participate in the exchange offer for the purpose of distributing the exchange first collateral trust bonds; and

•	you are not our “affiliate”, within the meaning of Rule 405 under the Securities Act.

      If you are not able to meet these requirements, you are a “restricted holder”. As a restricted holder, you will not be able to participate in the exchange offer, you may not rely on the interpretations of the SEC staff set forth in the no-action letters referred to above and you may only sell your original first collateral trust bonds in compliance with the registration and prospectus delivery requirements of the Securities Act or under an exemption from the registration requirements of the Securities Act or in a transaction not subject to the Securities Act.

      We do not intend to seek our own no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the exchange first collateral trust bonds as it has in such no-action letters to third parties.

      In addition, if the tendering holder is a broker-dealer that will receive exchange first collateral trust bonds for its own account in exchange for original first collateral trust bonds that were acquired as a result of market-making activities or other trading activities, it may be deemed to be an “underwriter” within the meaning of the Securities Act. Any such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of these exchange first collateral trust bonds. This prospectus may be used by those broker-dealers to resell exchange first collateral trust bonds they receive pursuant to the exchange offer. We have agreed that we will allow this prospectus to be used by any broker-dealer in any resale of exchange first collateral trust bonds until                     , 2003 (210 days from the completion of this exchange offer).

      Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of exchange first collateral trust bonds.

      To the extent original first collateral trust bonds are tendered and accepted in the exchange offer, the principal amount of original first collateral trust bonds that will be outstanding will decrease with a resulting decrease in the liquidity in the market for the original first collateral trust bonds. Original first collateral trust bonds that are still outstanding following the completion of the exchange offer will continue to be subject to transfer restrictions.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions of the exchange offer described in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all original first collateral trust bonds validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of exchange first collateral trust bonds in exchange for each $1,000 principal amount of original first collateral trust bonds accepted in the exchange offer. You may tender some or all of your original first collateral trust bonds pursuant to the exchange offer. However, original first collateral trust bonds may be tendered only in increments of $1,000.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of original first collateral trust bonds being tendered for exchange. As of the date of this prospectus, an aggregate of $600 million principal amount of original first collateral trust bonds was outstanding. This prospectus is being sent to all registered holders of original first collateral trust bonds. There will be no fixed record date for determining registered holders of original first collateral trust bonds entitled to participate in the exchange offer.

      We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and the Securities Exchange Act and the rules and regulations of the SEC. Holders of original first collateral trust bonds do not have any appraisal or dissenters’ rights under law or under our Indenture dated October 1, 1993 (the “1993 Indenture”), as amended and supplemented, in connection with the exchange offer. Original first collateral trust bonds that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the 1993 Indenture, as amended and supplemented.

      We will be deemed to have accepted for exchange validly tendered original first collateral trust bonds when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of original first collateral trust bonds for the purposes of receiving the exchange first collateral trust bonds from us and delivering the exchange first collateral trust bonds to the tendering holders.

      If we do not accept for exchange any tendered original first collateral trust bonds because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, such unaccepted original first collateral trust bonds will be returned, without expense, to the holder tendering them or the appropriate book-entry will be made, in each case, as promptly as practicable after the expiration date.

      We are not making, nor is our board of directors making, any recommendation to you as to whether to tender or refrain from tendering all or any portion of your original first collateral trust bonds in the exchange offer. No one has been authorized to make any such recommendation. You must make your own decision whether to tender your original first collateral trust bonds in the exchange offer and, if you decide to do so, you must also make your own decision as to the aggregate amount of original first collateral trust bonds to tender after reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your own financial position and requirements.

Expiration Date; Extensions; Amendments

      The term “expiration date” means 5:00 p.m., New York City time, on                     , 2003, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

      If we determine to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice.

      We reserve the right, in our sole discretion:

•	to delay accepting for exchange any original first collateral trust bonds; or

•	to extend or terminate the exchange offer and to refuse to accept original first collateral trust bonds not previously accepted if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied by the expiration date.

      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

      During any extension of the exchange offer, all original first collateral trust bonds previously tendered will remain subject to the exchange offer. We will return any original first collateral trust bonds that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or earlier termination of the exchange offer.

Procedures for Tendering

      In order to exchange your original first collateral trust bonds, you must complete one of the following procedures by 5:00 p.m., New York City time, on the expiration date:

•	if your original first collateral trust bonds are in book-entry form, the book-entry procedures for tendering your original first collateral trust bonds must be completed as described below under “— Book-Entry Transfer”;

•	if you hold physical original first collateral trust bonds that are registered in your name (i.e., not in book-entry form), you must transmit a properly completed and duly executed letter of transmittal, certificates for the original first collateral trust bonds you wish to exchange, and all other documents required by the letter of transmittal, to U.S. Bank Trust National Association, the exchange agent, at its address listed below under the heading “— Exchange Agent”; or

•	if you cannot tender your original first collateral trust bonds by either of the above methods by the expiration date, you must comply with the guaranteed delivery procedures described below under “— Guaranteed Delivery Procedures”.

      A tender of original first collateral trust bonds by a holder that is not withdrawn prior to the expiration date will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

      The method of delivery of original first collateral trust bonds through DTC and the method of delivery of the letter of transmittal and all other required documents to the exchange agent is at the holder’s election and risk. Holders should allow sufficient time to effect the DTC procedures necessary to validly tender their original first collateral trust bonds to the exchange agent before the expiration date. Holders should not send letters of transmittal or other required documents to us.

      We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered original first collateral trust bonds and withdrawal of tendered original first collateral trust bonds, and our determination will be final and binding. We reserve the absolute right to reject any and all original first collateral trust bonds not properly tendered or any original first collateral trust bonds the acceptance of which would, in the opinion of us or our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular original first collateral trust bonds either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer as to any particular original first collateral trust bonds either before or after the expiration date, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original first collateral trust bonds for exchange must be cured within such time as we shall determine. Although we intend to notify holders of any defects or irregularities with respect to tenders of original first collateral trust bonds for exchange, neither we nor the exchange agent nor any other person shall be under any duty to give such notification, nor shall any of them incur any liability for failure to give such notification. Tenders of original first collateral trust bonds will not be deemed to have been made until all defects or irregularities have been cured or waived. Any original first collateral trust bonds received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders or, in the case of original first collateral trust bonds delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in DTC which delivered such original first collateral trust bonds, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      In addition, we reserve the right in our sole discretion (a) to purchase or make offers for any original first collateral trust bonds that remain outstanding after the expiration date, (b) as set forth below under “— Conditions to the Exchange Offer”, to terminate the exchange offer and (c) to the extent permitted by applicable law, purchase original first collateral trust bonds in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

      By signing, or otherwise becoming bound by, the letter of transmittal, each tendering holder of original first collateral trust bonds (other than certain specified holders) will represent to us that:

•	it is acquiring the exchange first collateral trust bonds and it acquired the original first collateral trust bonds being exchanged in the ordinary course of its business;

•	it is not a broker-dealer tendering original first collateral trust bonds acquired directly from us;

•	it is not participating, does not intend to participate and has no arrangements or understandings with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange first collateral trust bonds; and

•	it is not our “affiliate”, within the meaning of Rule 405 under the Securities Act, or, if it is our affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

      If the tendering holder is a broker-dealer that will receive exchange first collateral trust bonds for its own account in exchange for original first collateral trust bonds that were acquired as a result of market-making activities or other trading activities, it may be deemed to be an “underwriter” within the meaning of the Securities Act. Any such holder will be required to acknowledge in the letter of transmittal that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of these exchange first collateral trust bonds. The letter of transmittal states that by so acknowledging and by delivering a prospectus, the broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Book-Entry Transfer

      If your original first collateral trust bonds are in book-entry form and are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the registered holder of your original first collateral trust bonds and instruct it to promptly tender your original first collateral trust bonds for exchange on your behalf.

      The exchange agent will establish an account with respect to the original first collateral trust bonds at DTC promptly after the date of this prospectus. Your book-entry first collateral trust bonds must be transferred into the exchange agent’s account at DTC in compliance with DTC’s transfer procedures in order for your first collateral trust bonds to be validly tendered for exchange. Any financial institution that is a participant in DTC’s systems may cause DTC to transfer original first collateral trust bonds to the exchange agent’s account. The DTC participant, on your behalf, must transmit its acceptance of the exchange offer to DTC. DTC will verify this acceptance, execute a book-entry transfer of the tendered original first collateral trust bonds into the exchange agent’s account and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an “agent’s message” confirming that DTC has received an express acknowledgement from the DTC participant that the DTC participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant. Original first collateral trust bonds will be deemed to be validly tendered for exchange only if the exchange agent receives the book-entry confirmation from DTC, including the agent’s message, prior to the expiration date.

      All references in this prospectus to deposit or delivery of original first collateral trust bonds shall be deemed to also refer to DTC’s book-entry delivery method.

Guaranteed Delivery Procedures

      Holders who wish to tender their original first collateral trust bonds and (1) whose original first collateral trust bonds are not immediately available or (2) who cannot deliver the letter of transmittal or any other required documents to the exchange agent prior to the expiration date or (3) who cannot complete the procedures for book-entry transfer on a timely basis may effect a tender if:

•	the tender is made through an eligible institution;

•	before the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, listing the principal amount of original first collateral trust bonds tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange, Inc. trading days after the expiration date, a duly executed letter of transmittal together with a confirmation of book-entry transfer of such original first collateral trust bonds into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by such eligible institution with the exchange agent; and

•	within three New York Stock Exchange trading days after the expiration date, the exchange agent receives a confirmation of book-entry transfer of all tendered original first collateral trust bonds into the exchange agent’s account at DTC in the case of book-entry original first collateral trust bonds, or a properly completed and executed letter of transmittal and the physical original first collateral trust bonds, in the case of original first collateral trust bonds in certificated form, and all other documents required by the letter of transmittal.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original first collateral trust bonds according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, tenders of original first collateral trust bonds may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

      For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth below under “— Exchange Agent”. Any notice of withdrawal must:

•	specify the name of the person who tendered the original first collateral trust bonds to be withdrawn;

•	identify the original first collateral trust bonds to be withdrawn, including the principal amount of such original first collateral trust bonds;

•	state that the holder is withdrawing its election to exchange the original first collateral trust bonds to be withdrawn;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the original first collateral trust bonds were tendered and include any required signature guarantees; and

•	specify the name and number of the account at DTC to be credited with the withdrawn original first collateral trust bonds and otherwise comply with the procedures of DTC.

      We will determine, in our sole discretion, all questions as to the validity, form and eligibility (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding on all parties. Any original first collateral trust bonds so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer, and no exchange first collateral trust bonds will be issued with respect thereto unless the original first collateral trust bonds so withdrawn are validly re-tendered. Properly withdrawn original first collateral trust bonds may be re-tendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

      Any original first collateral trust bonds that are tendered for exchange through the facilities of DTC but that are not exchanged for any reason will be credited to an account maintained with DTC for the original first collateral trust bonds as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer.

Conditions to the Exchange Offer

      Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange first collateral trust bonds in exchange for, any original first collateral trust bonds, and we may terminate the exchange offer as provided in this prospectus prior to the expiration date, if:

•	we are not permitted to effect the exchange offer according to the registration rights agreement because of any change in law, regulation or any applicable interpretation of the SEC staff; or

•	a pending or threatened action or proceeding would impair our ability to proceed with the exchange offer.

      These conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions or may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

      If we determine in our reasonable judgment that any of the conditions are not satisfied, we may:

•	refuse to accept and return to the tendering holder any original first collateral trust bonds or credit any tendered original first collateral trust bonds to the account maintained within DTC by the participant in DTC which delivered the original first collateral trust bonds, or

•	extend the exchange offer and retain all original first collateral trust bonds tendered before the expiration date, subject to the rights of holders to withdraw the tenders of original first collateral trust bonds (see “— Withdrawal of Tenders” above), or

•	waive the unsatisfied conditions with respect to the exchange offer prior to the expiration date and accept all properly tendered original first collateral trust bonds that have not been withdrawn or otherwise amend the terms of the exchange offer in any respect as provided under “— Expiration Date; Extensions; Amendments”.

      In addition, we will not accept for exchange any original first collateral trust bonds tendered, and we will not issue exchange first collateral trust bonds in exchange for any of the original first collateral trust bonds, if at that time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

      U.S. Bank Trust National Association has been appointed as the exchange agent for the exchange offer. All signed letters of transmittal and other documents required for a valid tender of your original first collateral trust bonds should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

By Registered, Certified or by Hand
or Overnight Delivery:	By Facsimile:
U.S. Bank Trust National Association Corporate Trust Services 180 E. 5th Street St. Paul, MN 55101	Attention: Shuana Thilmany (651) 244-1537

For confirmation call: (651) 244-8112

      Delivery to other than the above address or facsimile number will not constitute a valid delivery.

Fees and Expenses

      We will bear the expenses of soliciting tenders for the exchange offer. These expenses include fees and expenses of the exchange agent and the trustee, the registration fee, accounting and legal fees, printing costs, and related fees and expenses. We will principally solicit tenders for the exchange offer by mail or overnight courier, although our officers and regular employees may additionally solicit in person or by telephone or facsimile.

      We have not retained any dealer-manager in connection with the exchange offer and will not pay any brokers, dealers or others soliciting acceptance of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and its reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for sending copies of this prospectus, letters of transmittal and related documents to holders of the original first collateral trust bonds, and in tendering original first collateral trust bonds for their customers.

Transfer Taxes

      Holders who tender their original first collateral trust bonds for exchange will not be obligated to pay any transfer taxes in connection with the exchange offer.

Accounting Treatment

      We will recognize no gain or loss, for accounting purposes, as a result of the exchange offer. The expenses of the exchange offer and the unamortized expenses relating to the issuance of the original first collateral trust bonds will be amortized over the term of the exchange first collateral trust bonds.

Consequences of Failure to Exchange

      Holders of original first collateral trust bonds who do not exchange their original first collateral trust bonds for exchange first collateral trust bonds pursuant to the exchange offer will not be able to offer, sell or otherwise transfer the original first collateral trust bonds except in compliance with the registration requirements of the Securities Act and other applicable securities laws, pursuant to an exemption from the securities laws or in a transaction not subject to the securities laws. Original first collateral trust bonds not exchanged pursuant to the exchange offer will otherwise remain outstanding in accordance with their respective terms and will continue to bear a legend reflecting these restrictions on transfer. Holders of original first collateral trust bonds do not have any appraisal or dissenters’ rights under the Minnesota Business Corporation Act in connection with the exchange offer.

      Upon completion of the exchange offer, holders of original first collateral trust bonds will not be entitled to any rights to have the resale of original first collateral trust bonds registered under the Securities Act except to the limited extent that certain qualified institutional buyers, if any, are otherwise entitled under the registration rights agreement to have their original first collateral trust bonds registered under a shelf registration. Except for this limited circumstance, we do not intend to register under the Securities Act the resale of any original first collateral trust bonds that remain outstanding after completion of the exchange offer.

CAPITALIZATION

      The following table sets forth our capitalization as of September 30, 2002. You should read the information in this table together with the detailed information and financial statements appearing in the documents incorporated by reference in this prospectus and with “Selected Consolidated Financial Data” included elsewhere in this prospectus.

	As of September 30, 2002
	(Unaudited)

	(Thousands of Dollars)	% of Capitalization

Short-term debt, including current maturities	$355,163	8.0%
Long-term debt	1,812,500	40.9%

Total debt(1)	2,167,663	48.9%
Mandatorily redeemable preferred securities of subsidiary trust	194,000	4.4%
Common stockholders’ equity	2,067,975	46.7%

Total capitalization	$4,429,638	100.0%

(1)	Approximately $1.8 billion of our total debt is secured. In addition, we have recently provided security for up to $578.8 million of our unsecured debt through the issuance of first collateral trust bonds.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial data as of December 31, 2001 and 2000, and for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 have been derived from our audited consolidated financial statements and the related notes. The consolidated financial data as of September 30, 2002 and 2001 have been derived from our unaudited financial statements. The information set forth below should be read together with “Management’s Discussion and Analysis”, our audited and unaudited consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the period ended September 30, 2002, which we incorporate by reference in this prospectus. See “Where You Can Find More Information”. The historical financial information may not be indicative of our future performance.

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001		2000	1999	1998	1997

	(Unaudited)

			(Thousands of Dollars, except ratios)
Consolidated Income Statement Data:
Operating revenue(1)	$1,926,744	$2,873,419	$4,905,630		$3,641,042	$2,719,251	$2,283,985	$2,201,351
Operating expense(1)	1,525,137	2,449,548	4,371,912		3,193,955	2,274,892	1,850,574	1,773,185

Operating income	401,607	423,871	533,718		447,087	444,359	433,411	428,166

Other income (deductions) — net	(2,540)	4,519	3,044	(2)	13,102	12,654	6,500	(107,674	)(3)
Interest charges and financing costs	105,960	97,547	131,228		161,291	156,174	138,314	136,202
Income taxes	97,087	109,205	132,501		102,770	96,574	101,494	90,813

Net income	$196,020	$221,638	$273,033		$196,128	$204,265	200,103	$93,477

Other Consolidated Financial Data:
Ratio of earnings to fixed charges(4)	2.7	2.9	2.8		2.2	2.3	2.4	2.5
EBITDA(5)	$598,371	$605,437	$776,717		$663,299	$646,993	$620,031	$510,400
Capital expenditures	$359,412	$299,708	$469,768		$373,566	$567,282	$504,727	$352,273

		December 31,
	September 30,
	2002	2001	2000

	(Thousands of Dollars)
Consolidated Balance Sheet Data:

Current assets	$718,707	$720,898	$885,757
Net property, plant and equipment	4,946,004	4,783,536	4,542,449
Other assets	353,131	336,444	346,107

Total assets	$6,017,842	$5,840,878	$5,774,313

Current portion of long-term debt	267,089	17,174	142,043
Short-term debt	88,074	591,377	155,200
Other current liabilities	736,881	725,354	916,254

Total current liabilities	$1,092,044	$1,333,905	$1,213,497

Deferred credits and other liabilities	851,323	857,820	832,889
Long-term debt(2)	1,812,500	1,465,055	1,610,741
Mandatorily redeemable preferred securities of subsidiary trust	194,000	194,000	194,000
Common stockholder’s equity	2,067,975	1,990,098	1,923,186

Total liabilities and equity	$6,017,842	$5,840,878	$5,774,313

(1)	Operating revenues and operating expenses for the nine month period ended Sept. 30, 2001 have been restated pursuant to Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards Board Issue 02-3, “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities”. The EITF reached partial consensus concluding that all gains and losses related to energy trading activities within the scope of EITF Issue 98-10, “Accounting for Contracts Involved in Energy Trading and Risk Management Activities” (whether or not settled physically) must be shown net in the statement of income, effective for periods ending after July 15, 2002. In the consolidated income statement data, operating revenue for the nine-month period ended Sept. 30, 2002 is reported net of $1.3 million of electric trading costs. For the nine-month period ended Sept. 30, 2001, operating revenue is offset by $1.0 million of electric trading costs previously reported as operating expense. This reclassification had no impact on trading margin or reported net income.

We have not restated the income statements for the periods ended December 31. Operating revenue and operating expenses, if electric trading activity were shown net for those periods, would have been:

	Years Ended December 31,

	2001	2000	1999	1998	1997

	(Thousands of dollars)
Operating revenue, less electric trading costs	$3,649,845	$2,853,515	$2,238,915	$2,283,985	$2,201,351
Operating expense, without trading costs	3,116,127	2,406,428	1,794,556	1,850,574	1,773,185
Electric trading costs	1,225,785	787,527	480,336	—	—

(2)	Includes extraordinary loss of $1.5 million related to redemption premiums and other costs incurred in connection with redemption of long-term debt of 1480 Welton, Inc. (net of income tax).

(3)	Includes an extraordinary loss of $110 million relating to the retroactive assessment of a windfall tax, by the United Kingdom, on a former subsidiary of PSCo.

(4)	For purposes of computing the ratio of earnings to fixed charges, (1) earnings consist of net income plus fixed charges, federal and state income taxes, deferred income taxes and investment tax credits and less undistributed equity in earnings of unconsolidated investees, and (2) fixed charges consist of interest on long-term debt, other interest charges, distributions on redeemable preferred securities of subsidiary trust and amortization of debt discount, premium and expense.

(5)	EBITDA is defined as operating income plus depreciation and amortization as reported in the consolidated statements of cash flows. EBITDA is not a measure of performance under GAAP. While EBITDA should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity, we understand that EBITDA is customarily used as a measure in evaluating companies.

Critical Accounting Policies

      Preparation of financial statements and related disclosures in compliance with GAAP requires the application of appropriate technical accounting rules and guidance, as well as the use of estimates. This application necessarily involves judgments regarding future events, including legal and regulatory challenges and anticipated recovery of costs. These judgments, in and of themselves, could materially impact the financial statements and disclosures based on varying assumptions, which may be appropriate to use. In addition, the financial and operating environment also may have a significant effect, not only on the operation of the business, but on the results reported through the application of accounting measures used in preparing the financial statements and related disclosures, even if the nature of the accounting policies have not changed. The following is a list of accounting policies that are most significant to the portrayal of our financial condition and results, and that require management’s most difficult, subjective or complex judgments. Each of these has a higher likelihood of resulting in materially different reported amounts under different conditions or using different assumptions.

Accounting Policy	Judgments/Uncertainties Affecting Application

Regulatory Mechanisms & Cost Recovery	• External regulatory decisions, requirements and regulatory environment
• Anticipated future regulatory decisions and their impact
• Impact of deregulation and competition on ratemaking process and ability to recover costs
Environmental Issues	• Approved methods for cleanup
• Responsible party determination
• Governmental regulations and standards
• Results of ongoing research and development regarding environmental impacts
Unbilled Revenue	• Projected customer energy usage
• Estimating impacts of weather and other usage-affecting factors for unbilled period
Benefit Plan Accounting	• Future rate of return on pension and other plan assets
• Interest rates used in valuing benefit obligation
Derivative Financial Instruments	• Market conditions in the energy industry, especially the effects of price volatility on contractual commitments
Income Tax Reserves	• Application of tax statutes and regulations to transactions
• Anticipated future decisions of tax authorities
• Ability of tax authority decisions/positions to withstand legal challenges and appeals

Accounting Policy	Judgments/Uncertainties Affecting Application

Uncollectible Receivables	• Economic conditions affecting customers, suppliers and market prices
• Regulatory environment and impact of cost recovery constraints on customer financial condition
• Outcome of litigation and bankruptcy proceedings
Asset Valuation	• Regional economic conditions surrounding asset operation and affecting market prices
• Regulatory and political environments and requirements
• Levels of future market penetration and customer growth

      These policies are discussed more fully in our notes to Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2001.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

	Nine Months Ended
	September 30,

	2002	2001

Net cash provided in operating activities (in thousands)	$443,175	$518,010

      Net cash provided by operating activities decreased by $74.8 million or 14.4 percent for the first nine months of 2002, compared with the first nine months of 2001. The decrease was primarily due to an $85.4 million unrealized gain on derivative financial instruments. The gain added to earnings but was not realized in cash.

	Nine Months Ended
	September 30,

	2002	2001

Net cash used in investing activities (in thousands)	$342,943	$292,000

      Net cash used in investing activities increased by $50.9 million or 17.4% for the first nine months of 2002, compared with the first nine months of 2001. The change is largely due to more cash payments for property, plant and equipment.

	Nine Months Ended
	September 30,

	2002	2001

Net cash used in financing activities (in thousands)	$11,766	$203,095

      Net cash used in financing activities decreased by $191.3 million or 94.2% for the first nine months of 2002, compared with the first nine months of 2001. The change is largely due to cash received from the $600 million debt offering of September 2002.

Capital Requirements

      Capital Expenditures. The estimated cost as of December 31, 2001, of our capital expenditure programs and other capital requirements for the years 2002, 2003 and 2004 are shown in the table below.

	2002	2003	2004

	(Millions of dollars)
Total capital expenditures	$442	$423	$439
Sinking funds and debt maturities	17	284	149

Total capital requirements	$459	$707	$588

      Our capital expenditure programs are subject to continuing review and modification. Actual utility construction expenditures may vary from the estimates due to changes in electric and natural gas projected load growth, the desired reserve margin and the availability of purchased power, as well as alternative plans for meeting our long-term energy needs. In addition, our need to comply with future requirements to install emission-control equipment may impact actual capital requirements.

      Contractual Obligations and Other Commitments. We have a variety of contractual obligations and other commercial commitments that represent prospective requirements in addition to our capital expenditure programs. The following is a summarized table of contractual obligations as of December 31, 2001.

	Payments Due by Period

		Less than 1			After 5
Contractual Obligations	Total	Year	1-3 Years	4-5 Years	Years

	(Thousands of dollars)
Long-term debt	$1,430,307	$15,000	$428,001	$262,501	$724,805
Capital lease obligations	121,772	7,881	14,933	13,861	85,097
Operating leases	13,359	2,250	3,034	2,211	5,864
Unconditional purchase obligations	6,881,962	646,080	1,336,861	1,242,590	3,656,431
Other long-term obligations	195,780	382	724	674	194,000
Short-term debt	591,377	591,377	—	—	—
Other short-term liabilities	4,200	4,200	—	—	—

Total contractual cash obligations	$9,238,757	$1,267,170	$1,783,553	$1,521,837	$4,666,197

Amount of Commitment Expiration Per Period

Total
Other Commercial	Amounts	Less than			After
Commitments	Committed	1 Year	1-3 Years	4-5 Years	5 Years

(Thousands of dollars)
Lines of credit	$—	$—	$—	$—	$—
Standby letters of credit	5,277	5,277	—	—	—
Guarantees	—	—	—	—	—
Standby repurchase obligations	—	—	—	—	—
Other commercial commitments	—	—	—	—	—

Total commercial commitments	$5,277	$5,277	$—	$—	$—

Dividend Policy

      Historically we have paid quarterly dividends to Xcel Energy. In 2000, 2001 and the first nine months of 2002, we have paid dividends to Xcel Energy of $180.8 million, $221.3 million and $170.0 million. The amount of dividends that we pay is dictated to some extent by the needs of Xcel Energy. As discussed above, due to limited access to the capital markets, Xcel Energy may require more cash from its operating subsidiaries, including us. Under the PUHCA, we can only pay dividends out of current earnings and retained earnings without the prior approval of the SEC. As of September 30, 2002, our retained earnings were approximately $422.8 million.

Capital Sources

      General. We expect to meet future financing requirements by periodically issuing long-term debt, short-term debt and common equity to maintain desired capitalization ratios. As a result of being a subsidiary of a registered holding company under PUHCA, we are required to maintain a common equity ratio of 30% or higher in our consolidated capital structure. For these purposes, our common equity at September 30, 2002 was 46.7% of our total capitalization. To the extent Xcel Energy contributes capital to NRG in order to alleviate its liquidity concerns, or if Xcel Energy is experiencing constraints on available capital sources, it may limit its equity contributions to us.

Short-Term Funding Sources.

      Short-Term Funding Sources. We use a number of sources to fulfill short-term funding needs. Primary among these is operating cash flow, but also included are short-term borrowing arrangements such as notes payable, commercial paper and bank lines of credit. The amount and timing of short-term funding needs depend in large part on financing needs for utility construction expenditures as discussed previously under “— Capital Requirements”. We currently have in place a 364-day credit facility that has a capacity of $530 million and expires in June 2003. As of November 30, 2002, we had outstanding borrowings of $163.1 million under our 364-day credit facility.

      Operating cash flow as a source of short-term funding is reasonably likely to be affected by such operating factors as weather; regulatory requirements including rate recovery of costs, environmental regulation compliance and industry deregulation; changes in the trends for energy prices and supply; as well as operational uncertainties that are difficult to predict.

      Short-term borrowing as a source of short-term funding is affected by access to the capital markets on reasonable terms. Our access varies based on financial performance and existing debt levels. If current debt levels are perceived to be at or higher than standard industry levels or those levels that can be sustained by current operating performance, access to reasonable short-term borrowings could be limited. These factors are evaluated by credit rating agencies that review Xcel Energy and its subsidiary operations on an ongoing basis.

      Our cost of capital and access to capital markets for both long-term and short-term funding are dependent in part on credit rating agency reviews. As discussed above under “Summary — Recent Developments” and “Risk Factors — Risks Related to Our Relationship to Xcel Energy and NRG”, our credit ratings have been lowered recently, and could be further lowered in the future, reflecting pressure on our credit profile resulting from NRG liquidity concerns.

      As of November 30, 2002, we had cash and short-term investments of approximately $113.0 million.

DESCRIPTION OF THE FIRST COLLATERAL TRUST BONDS

General

      We will issue the exchange first collateral trust bonds as fully registered bonds, without coupons, under an Indenture, dated as of October 1, 1993, between us and U.S. Bank Trust National Association (formerly First Trust of New York, National Association) as successor trustee. We refer to this Indenture, as supplemented and to be supplemented by various supplemental indentures, including one or more supplemental indentures relating to the first collateral trust bonds being offered by this prospectus, as the 1993 Mortgage. We refer to the exchange first collateral trust bonds being offered by this prospectus and all other debt securities issued under the 1993 Mortgage as 1993 mortgage securities or 1993 bonds. References to business day(s) in this description of the first collateral trust bonds means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in New York, New York (or any other city in which an office or agency is maintained for the purpose of payment of the first collateral trust bonds) are generally authorized or required by law, regulation or executive order to remain closed. The information we are providing you in this prospectus concerning the 1993 bonds and the 1993 Mortgage is only a summary of the information provided in these documents. You should consult the 1993 bonds themselves, the 1993 Mortgage and other documents for more complete information on the 1993 bonds. In the summary below, we have included references to section numbers of the 1993 Mortgage so that you can easily locate these provisions. Capitalized terms used in the following summary have the meaning specified in the 1993 Mortgage unless otherwise defined below.

      The 1993 Mortgage does not limit the amount of debt securities that we may issue under it. However, we may issue debt securities under the 1993 Mortgage only on the basis of, and to the extent we have available, an equivalent amount of Class A Bonds (as discussed below), retired 1993 mortgage securities and/or cash, or 70% of the cost or fair value of property additions. See “Issuance of Additional 1993 Mortgage Securities”. At November 30, 2002, we had $1.973 billion of our first collateral trust bonds outstanding (and $2.349 billion of our first mortgage bonds were outstanding, of which $1.973 billion were held by the trustee under our 1993 Indenture).

      The holders of the outstanding first collateral trust bonds do not, and the holders of the exchange first collateral trust bonds offered hereby will not, have the right to require us to repurchase the first collateral trust bonds if we become involved in a highly leveraged or change of control transaction. The 1993 Indenture does not have any provision that is designed specifically in response to highly leveraged or change of control transactions. However, bondholders would have the security afforded as described below under the heading “Security for first collateral trust bonds”. In addition, any change in control transaction and any incurrence of substantial additional indebtedness, as first collateral trust bonds or otherwise, by us in a transaction of that nature would require approval of state utility regulatory authorities and, possibly, of federal utility regulatory authorities. Management believes that these approvals would be unlikely in any transaction that would result in us, or our successor, having a highly leveraged capital structure.

      We will issue the exchange first collateral trust bonds as fully registered bonds without coupons in denominations of multiples of $1,000. The exchange first collateral trust bonds will be represented by permanent global bonds registered in the name of The Depository Trust Company or its nominee. We will pay principal and interest in immediately available funds to the registered holder, which will be DTC or its nominee.

      The exchange first collateral trust bonds will mature on October 1, 2012. We will have the right to issue additional first collateral trust bonds under the 1993 Indenture at any time, subject to the conditions described below under the caption “Issuance of Additional 1993 Mortgage Securities”. The exchange first collateral trust bonds will bear interest at the annual rate stated on the cover page from the date of the last periodic payment of interest on the original first collateral trust bonds, or, if no interest has been paid, from September 26, 2002 payable on each April 1 and October 1, beginning April 1, 2003 to the person in whose name the exchange first collateral trust bond is registered at the close of business on March 15 or September 15 (whether or not a business day). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and on the basis of the actual number of days elapsed within any month in relation to the deemed 30 days.

Payment of First Collateral Trust Bonds; Transfers; Exchanges

      We will pay interest, if any, on each exchange first collateral trust bond payable on each interest payment date to the person in whose name the exchange first collateral trust bond is registered as of the close of business on the regular record date relating to that interest payment date. We will pay interest payable at maturity (whether at stated maturity, upon redemption or otherwise) to the person to whom principal is paid at maturity. If we fail to pay interest on any exchange first collateral trust bond when due, we will pay the defaulted interest to the holder of the exchange first collateral trust bond as of the close of business on a date selected by the 1993 Mortgage trustee which is not more than 30 days and not less than 10 days prior to the date we propose for payment or in any other lawful manner not inconsistent with the requirements of any securities exchange on which the exchange first collateral trust bond may be listed, if the 1993 Mortgage trustee deems the manner of payment practicable. (See Section 307)

      We will pay the principal of and premium, if any, and interest at maturity upon presentation of the exchange first collateral trust bonds at the corporate trust office of U.S. Bank Trust National Association (formerly First Trust of New York, National Association), in New York, New York, as our paying agent. We may change the place of payment on the bonds. We may appoint one or more additional paying agents (including us) and may remove any paying agent, all at our discretion. (See Section 602 and Article One of the Supplemental Indenture(s) relating to the first collateral trust bonds).

      You may register the transfer of exchange first collateral trust bonds, and exchange your bonds for other exchange first collateral trust bonds of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of U.S. Bank Trust National Association (formerly First Trust of New York, National Association), in New York, New York, as security registrar. We may change the place for registration of transfer and exchange. We may designate one or more additional places for the registration and exchange, all at our discretion. (See Section 602) No service charge will be made for any transfer or exchange of the exchange first collateral trust bonds, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with any registration of transfer or exchange of the exchange first collateral trust bonds. We are not required to execute or to provide for the registration of transfer of or the exchange of (1) any exchange first collateral trust bonds during a period of 15 days prior to giving any notice of redemption or (2) any exchange first collateral trust bonds selected for redemption in whole or in part, except the unredeemed portion of any exchange first collateral trust bonds being redeemed in part. (See Section 305)

Optional Redemption

      We may redeem the exchange first collateral trust bonds at any time, in whole or in part, at a “make whole” redemption price equal to the greater of (1) the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the exchange first collateral trust bonds being redeemed, discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 50 basis points, plus in each case accrued and unpaid interest to the date fixed for redemption.

      “Treasury Yield” means, for any date fixed for redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the date fixed for redemption.

      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term to stated maturity of the exchange first collateral trust bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the exchange first collateral trust bonds.

      “Comparable Treasury Price” means, for any date fixed for redemption, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the date fixed for redemption, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the date fixed for redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations for the date fixed for redemption, or (B) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all of the Quotations.

      “Independent Investment Banker” means Banc of America Securities LLC or its successor or, if such firm or its successor is unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by the Trustee after consultation with us.

      “Reference Treasury Dealer” means (1) each of Banc of America Securities LLC and Salomon Smith Barney Inc. and any other primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) designated by, and not affiliated with, Banc of America Securities LLC, Salomon Smith Barney Inc. and their respective successors, provided, however, that if either of the foregoing or any of its designees ceases to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealer selected by us.

      “Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any date fixed for redemption, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the date fixed for redemption.

      To exercise our option to redeem any such exchange first collateral trust bonds, we will mail you a notice of redemption at least 30 days but not more than 60 days prior to the date fixed for redemption. If we elect to redeem fewer than all the exchange first collateral trust bonds, the security registrar will select the particular bonds to be redeemed by the method provided for any particular series, or if there is no such provision, by a method of random selection that the security registrar deems fair and appropriate. (See Sections 503 and 504)

      Any notice of redemption at our option may state that the redemption will be conditional upon receipt by the paying agent or agents, on or prior to the date fixed for the redemption, of money sufficient to pay the principal, premium, if any, and interest, if any, on the bonds and that if the money has not been so received, the notice will be of no force and effect and we will not be required to redeem the exchange first collateral trust bonds. (See Section 504)

      While the original 1993 Mortgage contains provisions for the maintenance of the mortgaged property, it does not contain any provisions for a maintenance or sinking fund and, except as the offering memorandum may provide, there will be no provisions for any maintenance or sinking funds for the exchange first collateral trust bonds.

Security

      General. Except as discussed under this heading and under “Issuance of Additional 1993 Mortgage Securities” below, all 1993 mortgage securities now or hereafter issued under the 1993 Mortgage will be secured, equally and ratably, primarily by:

•	an equal principal amount of first mortgage bonds (which need not bear interest) issued under the Indenture, dated as of December 1, 1939 (referred to herein as the 1939 Mortgage), between us and U.S. Bank Trust National Association (formerly First Trust of New York, National Association) as successor trustee, and delivered to the trustee under the 1993 Mortgage. As discussed under “Description of the 1939 Mortgage — Security”, the 1939 Mortgage constitutes, subject to specified exceptions, a first mortgage lien on substantially all of our properties; and

•	the lien of the 1993 Mortgage on substantially all of our properties used or to be used in or in connection with the business of generating, purchasing, transmitting, distributing and/or selling electric energy, which lien is junior to the lien of the 1939 Mortgage.

      As discussed below under “Class A Bonds”, if we acquire property subject to an existing mortgage and we assume all the obligations of the mortgagor under that mortgage, we could deliver to the 1993 Mortgage trustee bonds issued under that mortgage in lieu of or in addition to bonds issued under the 1939 Mortgage. We refer to the 1939 Mortgage and all such other pre-existing mortgages collectively as Class A Mortgages. If we were to deliver to the 1993 Mortgage trustee bonds issued under a Class A Mortgage other than the 1939 Mortgage, the 1993 mortgage securities would be secured by those bonds and by the lien of such Class A Mortgage and the 1993 Mortgage on the properties subject to such Class A Mortgage in addition to the security provided by the lien of the 1939 Mortgage and the 1993 Mortgage discussed above. The lien of the 1993 Mortgage on the properties subject to that Class A Mortgage would be junior to the liens of the Class A Mortgage and the 1939 Mortgage on those properties. We refer to all bonds issued under the Class A Mortgages collectively to as Class A Bonds.

      If and when no Class A Mortgages are in effect, the 1993 Mortgage will constitute a first mortgage lien on all of our property subject to such lien, subject to specified permitted liens (as discussed below under “Lien of the 1993 Mortgage”). As discussed below under “Class A Bonds”, at the date of this prospectus the only Class A Mortgage is the 1939 Mortgage. We currently believe that it is possible that prior to the stated maturity of the exchange first collateral trust bonds offered by this prospectus, we may have paid, redeemed or otherwise retired all Class A Bonds outstanding under the 1939 Mortgage, other than Class A Bonds held by the 1993 Mortgage trustee as the basis of authentication and delivery of 1993 mortgage securities. When all Class A Bonds issued under the 1939 Mortgage, other than Class A Bonds held by the 1993 Mortgage trustee, have been paid, redeemed or otherwise retired, the 1993 Mortgage trustee will surrender the Class A Bonds issued under the 1939 Mortgage for cancellation, resulting in the discharge of the 1939 Mortgage. Upon discharge of the 1939 Mortgage and assuming no other Class A Mortgage exists at the time, the 1993 Mortgage would become a first mortgage lien on all of our property subject to such lien, subject to specified permitted liens.

      Class A Bonds. We will issue the 1993 mortgage securities on the basis of Class A Bonds issued under our 1939 Mortgage. The 1993 Mortgage trustee will own and hold these Class A Bonds, subject to the provisions of the 1993 Mortgage, for the benefit of the holders of all 1993 mortgage securities outstanding from time to time, and we will have no interest in the Class A Bonds. Class A Bonds issued as the basis of authentication and delivery of a series of 1993 mortgage securities:

•	will mature or be subject to mandatory redemption on the same dates, and in the same principal amounts, as the 1993 mortgage securities of that series, and

•	will contain, in addition to any mandatory redemption provisions applicable to all Class A Bonds outstanding under the related Class A Mortgage, mandatory redemption provisions correlative to provisions for mandatory redemption of the 1993 mortgage securities (pursuant to a sinking fund or otherwise) of that series, or for redemption at the option of the holder of the 1993 mortgage securities of that series.

      Class A Bonds issued as the basis for authentication and delivery of a series or tranche of 1993 mortgage securities (1) may, but need not, bear interest, any interest to be payable at the same times as interest on the 1993 mortgage securities of the series or tranche and (2) may, but need not, contain provisions for the redemption of the Class A Bonds at our option, any such redemption to be made at a redemption price or prices not less than the principal amount of the Class A Bonds. (See Sections 402 and 701) The Class A Bonds issued as the basis for the authentication and delivery of first collateral trust bonds will not bear interest, and therefore holders of 1993 mortgage securities will not have the benefit of the lien of the 1939 Mortgage in respect of an amount equal to accrued interest, if any, on the exchange first collateral trust bonds; however, those holders will have the benefit of the lien of the 1993 Mortgage in respect of that amount.

      The 1993 Mortgage trustee will apply any of our payments of principal, premium or interest on the Class A Bonds held by the 1993 Mortgage trustee to the payment of any principal, premium or interest, as the case may be, in respect of the 1993 mortgage securities which is then due. To the extent such moneys are applied, our obligation under the 1993 Mortgage to make the payment in respect of the 1993 mortgage securities will be deemed satisfied and discharged. If, at the time of any payment of principal of Class A Bonds, no principal is then due in respect of the 1993 mortgage securities, the payment in respect of the Class A Bonds will be deemed to constitute funded cash and will be held by the 1993 Mortgage trustee as part of the mortgaged property, to be withdrawn, used or applied as provided in the 1993 Mortgage. Any 1993 mortgage securities subsequently authenticated and delivered on the basis of the Class A Bonds will, to the extent of the payment of principal, be deemed to have been authenticated and delivered on the basis of the deposit of cash. If, at the time of any payment of premium or interest on Class A Bonds, no premium or interest, as the case may be, is then due in respect of the 1993 mortgage securities, this payment will be made to us at our request. However, if an event of default, as described below, has occurred and is continuing, this payment will be held as part of the mortgaged property until the event of default has been cured or waived. (See Section 702 and “Withdrawal of Cash” below) Any payment by us of principal, premium or interest on the 1993 mortgage securities authenticated and delivered on the basis of the issuance and delivery to the 1993 Mortgage trustee of Class A Bonds (other than by application of the proceeds of a payment in respect of the Class A Bonds) will be deemed to satisfy and discharge our obligation to make a payment of principal, premium or interest, in respect of the Class A Bonds which is then due. (See Section 702 and Article One of the Supplemental Indenture to the 1939 Mortgage creating the Class A Bonds to be delivered in connection with the issuance of the exchange first collateral trust bonds offered by this prospectus.)

      The 1993 Mortgage trustee may not sell, assign or otherwise transfer any Class A Bonds except to a successor trustee under the 1993 Mortgage. (See Section 704) At the time any 1993 mortgage securities of any series or tranche which have been authenticated and delivered upon the basis of the issuance and delivery to the 1993 Mortgage trustee of Class A Bonds, cease to be outstanding (other than as a result of the application of the proceeds of the payment or redemption of the Class A Bonds) the 1993 Mortgage trustee will surrender to us an equal principal amount of the Class A Bonds. (See Section 703)

      At the date of this prospectus, the only Class A Mortgage is the 1939 Mortgage and the only Class A Bonds issuable at this time are first mortgage bonds issuable under the 1939 Mortgage. Under the terms of the 1993 Mortgage, if a corporation which was a mortgagor under a mortgage has merged into or consolidated with us, or has conveyed or otherwise transferred property to us subject to the lien of such a mortgage and we have assumed all the obligations of the mortgagor under such existing mortgage, and in either case such existing mortgage constitutes a lien on properties of such other corporation or on the transferred properties, as the case may be, prior to the lien of the 1993 Mortgage, we may designate the existing mortgage as an additional Class A Mortgage. Bonds subsequently issued under an additional mortgage would be Class A Bonds and could provide the basis for the authentication and delivery of 1993 mortgage securities. (See Section 706) When no Class A Bonds are outstanding under a Class A Mortgage except for Class A Bonds held by the 1993 Mortgage trustee, then, at our request and subject to satisfaction of specified conditions, the 1993 Mortgage trustee will surrender the Class A Bonds for cancellation and the related Class A Mortgage will be satisfied and discharged, the lien of the Class A Mortgage on our property will cease to exist and the priority of the lien of the 1993 Mortgage will be increased accordingly. (See Section 707)

      The 1993 Mortgage contains no restrictions on the issuance of Class A Bonds in addition to Class A Bonds issued to the 1993 Mortgage trustee as the basis for the authentication and delivery of the 1993 mortgage securities. We may currently issue Class A Bonds under the 1939 Mortgage on the basis of property additions, retirements of bonds previously issued under the 1939 Mortgage and cash deposited with the 1939 Mortgage trustee. See “Description of the 1939 Mortgage — Issuance of Additional Bonds Under the 1939 Mortgage”.

      Lien of the 1993 Mortgage. In the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., based on information obtained from public records and from us, the 1993 Mortgage constitutes a mortgage lien on the property specifically or generally described or referred to in the 1993 Mortgage as subject to the lien of the 1993 Mortgage, except any such property as may have been disposed of or released from the lien of the 1993 Mortgage in accordance with the terms of the 1993 Mortgage, subject to no liens prior to the lien of the 1993 Mortgage other than the lien of the 1939 Mortgage (so long as the 1939 Mortgage remains in effect), the liens of any other Class A Mortgages and permitted liens.

      The 1993 Mortgage effectively subjects to the lien of the 1993 Mortgage property (other than excepted property) that we acquired after the date of the execution and delivery of the 1993 Mortgage to the extent, and subject to the qualifications described below. So long as the 1939 Mortgage is in effect, the 1993 mortgage securities will have the benefit of the first mortgage lien of the 1939 Mortgage on the property, to the extent of the aggregate principal amount of Class A Bonds issued under the 1939 Mortgage and held by the 1993 Mortgage trustee for the benefit of holders of 1993 mortgage securities. In addition, the 1993 mortgage securities will have the benefit of the prior lien of any additional Class A Mortgage on any property subject to such additional Class A Mortgage, to the extent of the aggregate principal amount of Class A Bonds issued under the respective Class A Mortgages and held by the 1993 Mortgage trustee for the benefit of holders of 1993 mortgage securities.

      The properties subject to the lien of the 1993 Mortgage, whether currently owned or subsequently acquired, are our properties used or to be used in or in connection with our electric utility business (whether or not this is the sole use of the properties). Properties relating to our gas and steam businesses are not subject to the lien of the 1993 Mortgage.

      The lien of the 1993 Mortgage is subject to permitted liens which include:

•	tax liens and other governmental charges which are not delinquent or which are being contested in good faith;

•	specified workmen’s, materialmen’s and other similar liens;

•	specified judgment liens and attachments; specified easements, leases, reservations or other rights of others (including governmental entities) in, on, over, and/or across, and laws, regulations and restrictions affecting, and defects, irregularities, exceptions and limitations in title to, some of our property;

•	specified leasehold interests;

•	specified rights and interests of others which relate to common ownership or joint use of property and liens on the interests of others in the property;

•	specified non-exclusive rights and interests that we retain with respect to property used or to be used in or in connection with both the businesses in which the mortgaged property is used and any other businesses; and

•	specified other liens and encumbrances.

      (See Granting Clauses and Section 101)

      There are excepted from the lien of the 1993 Mortgage, among other things:

•	cash and securities not paid or delivered to, deposited with or held by the 1993 Mortgage trustee under the 1993 Mortgage;

•	contracts, leases and other agreements of whatsoever kinds, contract rights, bills, notes and other instruments, accounts receivable, claims, governmental and other permits, allowances and franchises, specified intellectual property rights and other intangibles;

•	automobiles, other vehicles, movable equipment and aircraft;

•	goods, stock in trade, wares and merchandise held for sale or lease in the ordinary course of business;

•	materials, supplies and other personal property consumable in the operation of the mortgaged property;

•	fuel, including nuclear fuel, whether or not consumable in the operation of the mortgaged property;

•	furniture and furnishings; computers, machinery and telecommunication and other equipment used exclusively for corporate administrative or clerical purposes;

•	coal, ore, gas, oil and other minerals and timber, and rights and interests in any such minerals or timber, whether or not the minerals or timber have been mined or extracted or otherwise separated from the land;

•	electric energy, gas (natural or artificial), steam, water and other products that we generated, produced, manufactured, purchased or otherwise acquired; and

•	leasehold interests that we hold as lessee; and any of our property that is located outside of the State of Colorado.

      (See “Excepted Property”)

      Without the consent of the holders, we and the 1993 Mortgage trustee may enter into supplemental indentures in order to subject to the lien of the 1993 Mortgage additional property, whether or not used or to be used in or in connection with the electric utility business (including property which would otherwise be excepted from the lien). (See Section 1401) Any such additional property would then constitute property additions (so long as it would otherwise qualify as “property additions” as described below) and be available as a basis for the issuance of 1993 mortgage securities. See “Issuance of Additional 1993 Mortgage Securities”.

      The 1993 Mortgage subjects after-acquired property used or to be used in the electric utility business to its lien, subject to the prior lien of the 1939 Mortgage (for as long as the prior lien is in effect). These provisions are limited in the case of consolidation or merger (whether or not we are the surviving corporation) or transfer of the mortgaged property as, or substantially as, an entirety. In the event of consolidation or merger or the transfer of the mortgaged property as or substantially as an entirety, the 1993 Mortgage will not be required to be a lien upon any of the properties then owned or subsequently acquired by the successor corporation except properties acquired from us in or as a result of the transaction and improvements, extensions and additions to the properties and renewals, replacements and substitutions of or for any part or parts of the properties. (See Article 13 and “Consolidation, Merger, etc”.) In addition, after-acquired property may be subject to liens existing or placed on the after-acquired property at the time of acquisition of the property, including, but not limited to, purchase money liens and the lien of any Class A Mortgage.

      The 1993 Mortgage trustee has a lien, prior to the lien on behalf of the holders of 1993 mortgage securities, upon the mortgaged property for the payment of its reasonable compensation and expenses and for indemnity against specified liabilities. (See Section 1107)

Issuance of Additional 1993 Mortgage Securities

      Except as described below, the aggregate principal amount of 1993 mortgage securities which we can issue under the 1993 Mortgage is unlimited. (See Section 301) We can issue 1993 Mortgage securities of any series from time to time on the basis of, and in an aggregate principal amount not exceeding the sum of:

•	the aggregate principal amount of Class A Bonds issued and delivered to the 1993 Mortgage trustee;

•	70% of the cost or fair value to us (whichever is less) of property additions which do not constitute funded property after specified deductions and additions, primarily including adjustments to offset property retirements. Property additions generally include any property which we own and are subject to the lien of the 1993 Mortgage except goodwill, going concern value rights or intangible property, or any property the cost of acquisition or construction of which is properly chargeable to one of our operating expense accounts. (See Section 104) Funded property is generally property additions that have been

•	made the basis of the authentication and delivery of 1993 mortgage securities, the release of mortgaged property or cash withdrawals,

•	substituted for retired property or

•	used as the basis of a credit against, or otherwise in satisfaction of, any sinking, improvement, maintenance, replacement or similar fund, provided that 1993 mortgage securities of the series or tranche to which the fund relates remain outstanding;

•	the aggregate principal amount of retired 1993 mortgage securities (which consist of 1993 mortgage securities no longer outstanding under the 1993 Mortgage which have not been used for specified other purposes under the 1993 Mortgage and which have not been paid, redeemed or otherwise retired by the application of funded cash), but if Class A Bonds had been made the basis for the authentication and delivery of the retired 1993 mortgage securities, only if the retired 1993 mortgage securities became retired securities after the discharge of the related Class A Mortgage; and

•	an amount of cash deposited with the 1993 Mortgage trustee.

      (See Article Four)

      As discussed below under the caption “Description of the 1939 Mortgage — Issuance of Additional Bonds Under the 1939 Mortgage”, as of September 30, 2002, the approximate amount of net property additions and the amount of retired bonds available for use as the basis for the issuance of Class A Bonds under the 1939 Mortgage were $924.5 million and $628.6 million, respectively.

      In general, we cannot issue any 1993 mortgage securities unless at that time our adjusted net earnings for 12 consecutive months within the preceding 18 months is at least twice the annual interest requirements on the sum of:

•	all 1993 mortgage securities at the time outstanding;

•	new 1993 mortgage securities then being applied for;

•	all outstanding Class A Bonds other than Class A Bonds held by the 1993 Mortgage trustee under the 1993 Mortgage; and

•	all other indebtedness (with certain exceptions) secured by a lien prior to the lien of the 1993 Mortgage.

For purposes of calculating our interest requirements, any variable rate debt will be computed based on the rates in effect at the time we make the interest requirements calculation.

      Adjusted net earnings are calculated before, among other things, provisions for income taxes; depreciation or amortization of property; interest and amortization of debt discount and expense; any non-recurring charge to income or retained earnings; and any refund of revenues that we previously collected or accrued subject to possible refund. In addition, profits or losses from the sale or other disposition of property, or non-recurring items of revenue, income or expense are not included for purposes of calculating adjusted net earnings. (See Sections 103 and 401)

      We do not have to satisfy the net earnings requirement if the additional 1993 mortgage securities to be issued will not have a stated interest rate prior to maturity. In addition, we are not required to satisfy the net earnings requirement prior to issuance of 1993 mortgage securities

•	issued on the basis of the delivery of Class A Bonds if the Class A Bonds have been authenticated and delivered under the related Class A Mortgage on the basis of retired Class A Bonds or

•	issued on the basis of retired 1993 mortgage securities as described above.

      For 1993 mortgage securities of a series subject to a periodic offering (such as a medium-term note program), the 1993 Mortgage trustee will be entitled to receive a certificate evidencing compliance with the net earnings requirements only once, at or prior to the time of the first authentication and delivery of the 1993 mortgage securities of the series. (See Article Four)

Release of Property

      Unless an event of default under the 1993 Mortgage has occurred and is continuing, we may obtain the release from the lien of the 1993 Mortgage of any funded property, except for cash held by the 1993 Mortgage trustee, by delivering to the 1993 Mortgage trustee cash equal to the cost of the property to be released (or, if less, the fair value to us of the property at the time it became funded property) less the aggregate of:

•	the aggregate principal amount of obligations delivered to the 1993 Mortgage trustee which are secured by purchase money liens upon the property to be released;

•	the cost or fair value to us (whichever is less) of certified property additions not constituting funded property after specified deductions and additions, primarily including adjustments to offset property retirements (except that the adjustments need not be made if the property additions were acquired or made within the 90-day period preceding the release);

•	an amount equal to 10/7ths of the principal amount of 1993 mortgage securities we would be entitled to issue on the basis of retired securities (with our right to issue a corresponding principal amount of 1993 mortgage securities being waived);

•	an amount equal to 10/7ths of the principal amount of outstanding 1993 mortgage securities delivered to the 1993 Mortgage trustee (with the 1993 mortgage securities to be cancelled by the 1993 Mortgage trustee);

•	an amount of cash and/or the aggregate principal amount of obligations secured by purchase money liens upon the property to be released, which in either case is evidenced to the 1993 Mortgage trustee by a certificate of the trustee or other holder of a lien prior to the lien of the 1993 Mortgage to have been received by the trustee or other holder in consideration for the release of the property or any part of the property from the lien; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

      Property which is not funded property may generally be released from the lien of the 1993 Mortgage without depositing any cash or property with the 1993 Mortgage trustee as long as:

•	the aggregate amount of cost or fair value to us (whichever is less) of all property additions which do not constitute funded property (excluding the property to be released) after specified deductions and additions, primarily including adjustments to offset property retirements, is greater than zero; or

•	the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value to us (whichever is less) of property additions acquired or made within the 90-day period preceding the release.

      The 1993 Mortgage provides simplified procedures for the release of property which has been released from the lien of a Class A Mortgage, minor properties and property taken by eminent domain. Also, under the 1993 Mortgage, we can dispose of obsolete property and grant or surrender specified rights without any release or consent by the 1993 Mortgage trustee.

      If we continue to own any property released from the lien of the 1993 Mortgage, the 1993 Mortgage will not become a lien on any improvement, extension, renewal, replacement or substitution of or for any part or parts of such property. (See Article Eight)

Withdrawal of Cash

      Unless an event of default under the 1993 Mortgage has occurred and is continuing and subject to specified limitations, cash held by the 1993 Mortgage trustee may

•	be withdrawn by us:

•	to the extent of the cost or fair value to us (whichever is less) of property additions not constituting funded property, after specified deductions and additions, primarily including adjustments to offset retirements (except that the adjustments need not be made if the property additions were acquired or made within the 90-day period preceding the release); or

•	in an amount equal to 10/7ths of the aggregate principal amount of 1993 mortgage securities that we would be entitled to issue on the basis of retired securities (with the entitlement to the issuance being waived); or

•	in an amount equal to 10/7ths of the aggregate principal amount of any outstanding 1993 mortgage securities delivered to the 1993 Mortgage trustee, or

•	upon our request, be applied to:

•	the purchase of 1993 mortgage securities (at prices not exceeding 10/7ths of the principal amount of the purchased 1993 mortgage securities); or

•	the payment (or provision therefor for the satisfaction and discharge of any 1993 mortgage securities) at stated maturity of any 1993 mortgage securities or the redemption (or similar provision for redemption) of any 1993 mortgage securities which are redeemable (with any 1993 mortgage securities received by the 1993 Mortgage trustee pursuant to these provisions being canceled by the 1993 Mortgage trustee) (see Section 806);

provided, however, that we may withdraw cash deposited with the 1993 Mortgage trustee as the basis for the authentication and delivery of 1993 mortgage securities, as well as cash representing a payment of principal of Class A Bonds, only in an amount equal to the aggregate principal amount of 1993 mortgage securities we would be entitled to issue on any basis (with the entitlement to the issuance being waived by operation of the withdrawal), or we may, at our request, apply this cash to the purchase, redemption or payment of 1993 mortgage securities at prices not exceeding, in the aggregate, the principal amount of the 1993 mortgage securities. (See Sections 405 and 702)

Consolidation, Merger, Etc.

      We may not consolidate with or merge into any other corporation or convey, otherwise transfer or lease the mortgaged property as or substantially as an entirety to any person unless:

•	the transaction is on terms as will fully preserve the lien and security of the 1993 Mortgage and the rights and powers of the 1993 Mortgage trustee and the holders of the 1993 mortgage securities;

•	the corporation formed by any consolidation or into which we are merged or the person which acquires by conveyance or other transfer, or which leases, the mortgaged property as, or substantially as, an entirety is a corporation organized and existing under the laws of the United States of America or any state or territory of the United States of America or the District of Columbia, and the corporation assumes our obligations under the 1993 Mortgage; and

•	in the case of a lease, the lease is made expressly subject to termination by us or by the 1993 Mortgage trustee at any time during the continuance of an event of default.

      (See Section 1301)

Modification of 1993 Mortgage

      Without the consent of any holders of 1993 mortgage securities, we and the 1993 Mortgage trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence our successor and our successor’s assumption of our covenants in the 1993 Mortgage and in the 1993 mortgage securities; or

•	to add one or more of our covenants or other provisions for the benefit of all holders of 1993 mortgage securities or for the benefit of the holders of the 1993 mortgage securities of one or more specified series, or to surrender any right or power conferred upon us by the 1993 Mortgage; or

•	to correct or amplify the description of any property at any time subject to the lien of the 1993 Mortgage; or to better assure, convey and confirm to the 1993 Mortgage trustee any property subject or required to be subjected to the lien of the 1993 Mortgage; or to subject to the lien of the 1993 Mortgage additional property (including property of others), to specify any additional permitted liens with respect to the additional property and to modify the provisions in the 1993 Mortgage for dispositions of specified types of property without release in order to specify any additional items with respect to the additional property; or

•	to change or eliminate any provision of the 1993 Mortgage or to add any new provision to the 1993 Mortgage, provided that if the change, elimination or addition adversely affects the interests of the holders of the 1993 mortgage securities of any series or tranche in any material respect, the change, elimination or addition will become effective with respect to the series or tranche only when no 1993 mortgage security of that series or tranche remains outstanding under the 1993 Mortgage; or

•	to establish the form or terms of the 1993 mortgage securities of any series or tranche as permitted by the 1993 Mortgage; or

•	to provide for the authentication and delivery of bearer securities and coupons representing interest, if any, on the bearer securities and for the procedures for the registration, exchange and replacement of bearer securities and for the giving of notice to, and the solicitation of the vote or consent of, the holders, and for any and all other incidental matters; or

•	to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee or separate trustee; or

•	to establish procedures necessary to permit us to use a non-certificated system of registration for all, or any series or tranche of, the 1993 mortgage securities; or to change any place or places for payment, registration of transfer or exchange or where notices may be given; or

•	to cure any ambiguity, to correct or supplement any provision in the 1993 Mortgage which may be defective or inconsistent with any other provision in the 1993 Mortgage, or to make any other changes to the provisions of the 1993 Mortgage or to add other provisions with respect to matters and questions arising under the 1993 Mortgage, so long as the other changes or additions do not adversely affect the interests of the holders of 1993 mortgage securities of any series or tranche in any material respect.

      (See Section 1401)

      In addition, if the Trust Indenture Act of 1939, as amended, is amended after the date of the original 1993 Mortgage in such a way as to require changes to the 1993 Mortgage or the incorporation into the 1993 Mortgage of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the original 1993 Mortgage or at any subsequent time, were required by the Trust Indenture Act to be contained in the 1993 Mortgage, the 1993 Mortgage will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, and we and the 1993 Mortgage trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence or effect the amendment. (See Section 1401)

      Except as provided above, the consent of the holders of not less than a majority in aggregate principal amount of the 1993 mortgage securities of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the 1993 Mortgage pursuant to one or more supplemental indentures. However, if less than all of the series of the 1993 mortgage securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding 1993 mortgage securities of all series so directly affected, considered as one class, will be required. If the 1993 mortgage securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the holders of one or more, but less than all, of the tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding 1993 mortgage securities of all tranches so directly affected, considered as one class, will be required. Notwithstanding the above, no such amendment or modification may:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any 1993 mortgage security, or reduce the principal amount of any 1993 mortgage security or the rate of interest on any 1993 mortgage security (or the amount of any installment of interest on any 1993 mortgage security), or change the method of calculating the rate, or reduce any premium payable upon the redemption of any 1993 mortgage security, or reduce the amount of the principal of any discount security that would be due and payable upon a declaration of acceleration of maturity, or change the coin or currency (or other property) in which any 1993 mortgage security or any premium or the interest on any 1993 mortgage security is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any 1993 mortgage security (or, in the case of redemption, on or after the date fixed for redemption) without, in any such case, the consent of the holder of such 1993 mortgage security;

•	permit the creation of any lien not otherwise permitted by the 1993 Mortgage ranking prior to the lien of the 1993 Mortgage with respect to all or substantially all of the mortgaged property or terminate the lien of the 1993 Mortgage on all or substantially all of the mortgaged property, or deprive the holders of the benefit of the lien of the 1993 Mortgage, without, in any such case, the consent of the holders of all 1993 mortgage securities then outstanding;

•	reduce the percentage of the principal amount of the outstanding 1993 mortgage securities of any series, or any tranche, needed to consent to any supplemental indenture, any waiver of compliance with any provision of the 1993 Mortgage or of any default under the 1993 Mortgage and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the holder of each outstanding 1993 mortgage security of the series or tranche; or

•	modify specified provisions of the 1993 Mortgage relating to supplemental indentures, waivers of specified covenants and waivers of past defaults with respect to the 1993 mortgage securities of any series, or any tranche of the 1993 mortgage securities, without the consent of the holder of each outstanding 1993 mortgage security of the series or tranche.

A supplemental indenture which changes or eliminates any covenant or other provision of the 1993 Mortgage which has expressly been included solely for the benefit of the holders of, or which is to remain in effect only so long as there will be outstanding 1993 mortgage securities of one or more specified series, or one or more tranches of the outstanding 1993 mortgage securities, or modifies the rights of the holders of 1993 mortgage securities of the series or tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the 1993 Mortgage of the holders of the 1993 mortgage securities of any other series or tranche. (See Section 1402)

Voting of Class A Bonds

      The 1993 Mortgage trustee will, as holder of Class A Bonds issued under the 1939 Mortgage as the basis for the issuance of the 1993 mortgage securities, attend the meetings of bondholders under the related Class A Mortgage, or deliver its proxy in connection with the meetings, for matters for which it is entitled to vote or consent. So long as no event of default as defined in the 1993 Mortgage has occurred and is continuing, the 1993 Mortgage trustee will, as holder of the Class A Bonds

•	vote in favor of the amendments and modifications to the 1939 Mortgage described under “Description of the 1939 Mortgage — Voting of Class A Bonds Issued Under the 1939 Mortgage”, and

•	with respect to any other amendments or modifications to any Class A Mortgage, vote all Class A Bonds outstanding under the Class A Mortgage then held by it, or consent with respect to the amendments or modifications, proportionately with the vote or consent of holders of all other Class A Bonds outstanding under the Class A Mortgage the holders of which are eligible to vote or consent, except that the 1993 Mortgage trustee will not vote in favor of, or consent to, any amendment or modification of a Class A Mortgage which, if it were an amendment or modification of the 1993 Mortgage, would require the consent of holders of the 1993 mortgage securities as described under “Modification of the 1993 Mortgage”, without the prior consent of holders of 1993 mortgage securities which would be required for the amendment or modification of the 1993 Mortgage. (See Section 705)

Waiver

      The holders of at least a majority in aggregate principal amount of all 1993 mortgage securities may waive our obligations to comply with specified covenants, including the covenants to maintain our corporate existence and properties, pay taxes and discharge liens, maintain insurance and make the recordings and filings as are necessary to protect the security of the holders and the rights of the 1993 Mortgage trustee and the covenant described above with respect to merger, consolidation or the transfer or lease of the mortgaged property as, or substantially as, an entirety, provided that the waiver occurs before the time that compliance is required. The holders of at least a majority of the aggregate principal amount of the outstanding 1993 mortgage securities of all affected series or tranches, considered as one class, may waive, before the time for the compliance, compliance with any covenant specified with respect to the 1993 mortgage securities of the series or tranches. (See Section 609)

Events of Default

      Each of the following events will be an event of default under the 1993 Mortgage:

•	our failure to pay interest on any 1993 mortgage security within 60 days after the same becomes due;

•	our failure to pay principal of or premium, if any, on any 1993 mortgage security within 3 business days after maturity;

•	our failure to perform, or our breach of, any covenant or warranty contained in the 1993 Mortgage (other than a covenant or warranty a default in the performance of which or breach of which is dealt with elsewhere under this heading) for a period of 90 days after we have received a written notice from the 1993 Mortgage trustee or the holders of at least 33% in principal amount of outstanding 1993 mortgage securities, or unless the 1993 Mortgage trustee, or the 1993 Mortgage trustee and the holders of a principal amount of 1993 mortgage securities not less than the principal amount of 1993 mortgage securities the holders of which gave the notice, as the case may be, agree in writing to an extension of the period prior to its expiration. The 1993 Mortgage trustee, or the 1993 Mortgage trustee and the holders, as the case may be, will be deemed to have agreed to an extension of the period if we have initiated corrective action within the period and we are diligently pursuing such corrective action;

•	specified events relating to reorganization, bankruptcy and insolvency or appointment of a receiver or trustee for our property; and

•	the occurrence of a matured event of default under any Class A Mortgage (other than any such matured event of default which is of similar kind or character to the event of default described in the third bullet point above and which has not resulted in the acceleration of the Class A Bonds outstanding under the Class A Mortgage); provided that the waiver or cure of any such event of default and the rescission and annulment of the consequences of a matured event of default will constitute a waiver of the corresponding event of default under the 1993 Mortgage and a rescission and annulment of the consequences of a matured event of default.

      (See Section 1001)

Remedies

      Acceleration of Maturity. If an event of default under the 1993 Mortgage occurs and is continuing, then the 1993 Mortgage trustee or the holders of not less than 33% in principal amount of 1993 mortgage securities then outstanding may declare the principal amount (or if the 1993 mortgage securities are discount securities, the portion of the principal amount of the discount securities as may be provided for pursuant to the terms of the 1993 Mortgage) of all of the 1993 mortgage securities then outstanding, together with premium, if any, and accrued interest, if any, on the 1993 mortgage securities to be immediately due and payable. At any time after the declaration of acceleration of the 1993 mortgage securities then outstanding, but before the sale of any of the mortgaged property and before a judgment or decree for payment of money has been obtained by the 1993 Mortgage trustee, the event or events of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and the declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if:

•	we have paid or deposited with the 1993 Mortgage trustee a sum sufficient to pay:

•	all overdue interest, if any, on all 1993 mortgage securities then outstanding;

•	the principal of and premium, if any, on any 1993 mortgage securities then outstanding which have become due otherwise than by the declaration of acceleration and interest on such amounts at the rate or rates prescribed in the 1993 mortgage securities; and

•	all amounts due to the 1993 Mortgage trustee; and

•	any other event or events of default under the 1993 Mortgage, other than the non-payment of the principal of the 1993 mortgage securities which have become due solely by the declaration of acceleration, has been cured or waived.

      (See Sections 1002 and 1017)

      Possession of Mortgaged Property. Under certain circumstances and to the extent permitted by law, if an event of default occurs and is continuing, the 1993 Mortgage trustee may take possession of, and hold, operate and manage, the mortgaged property or, with or without entry, sell the mortgaged property. If the mortgaged property is sold, whether by the 1993 Mortgage trustee or pursuant to judicial proceedings, the principal of the outstanding 1993 mortgage securities, if not previously due, will become immediately due, together with premium, if any, and any accrued interest. (See Sections 1003, 1004 and 1005)

      Right to Direct Proceedings. If an event of default under the 1993 Mortgage occurs and is continuing, the holders of a majority in principal amount of the 1993 mortgage securities then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the 1993 Mortgage trustee or exercising any trust or power conferred on the 1993 Mortgage trustee, provided that

(1) the direction does not conflict with any rule of law or with the 1993 Mortgage, and could not involve the 1993 Mortgage trustee in personal liability in circumstances where indemnity would not, in the 1993 Mortgage trustee’s sole discretion, be adequate and (2) the 1993 Mortgage trustee may take any other action deemed proper by the 1993 Mortgage trustee which is not inconsistent with the direction. (See Section 1016)

      Limitation on Right to Institute Proceedings. No holder of any 1993 mortgage security may institute any proceeding, judicial or otherwise, with respect to the 1993 Mortgage or for the appointment of a receiver or for any other remedy under the 1993 Mortgage unless:

•	the holder has previously given to the 1993 Mortgage trustee written notice of a continuing event of default;

•	the holders of not less than a majority in aggregate principal amount of the 1993 mortgage securities then outstanding have made written request to the 1993 Mortgage trustee to institute proceedings in respect of the event of default and have offered the 1993 Mortgage trustee reasonable indemnity against costs and liabilities to be incurred in complying with the request; and

•	for 60 days after receipt of the notice, the 1993 Mortgage trustee has failed to institute any such proceeding and no direction inconsistent with the request has been given to the 1993 Mortgage trustee during the 60-day period by the holders of a majority in aggregate principal amount of the 1993 mortgage securities then outstanding.

Furthermore, no holder may institute any such action if and to the extent that the action would disturb or prejudice the rights of other holders. (See Section 1011)

      No Impairment of Right to Receive Payment. Notwithstanding that the right of a holder to institute a proceeding with respect to the 1993 Mortgage is subject to specified conditions precedent, each holder of a 1993 mortgage security has the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on the 1993 mortgage security when due and to institute suit for the enforcement of any such payment, and the rights may not be impaired without the consent of the holder. (See Section 1012)

      Notice of Default. The 1993 Mortgage trustee must give the holders notice of any default under the 1993 Mortgage to the extent required by the Trust Indenture Act, unless the default has been cured or waived, except that the 1993 Mortgage trustee does not have to give notice of a default of the character described in the third bullet point under “Events of Default” until at least 75 days after the occurrence of such an event. For purposes of the preceding sentence, the term “default” means any event which is, or after notice or lapse of time, or both, would become, an event of default. (See Section 1102) The Trust Indenture Act currently permits the 1993 Mortgage trustee to withhold notices of default (except for specified payment defaults) if the 1993 Mortgage trustee in good faith determines the withholding of the notice to be in the interests of the holders.

      Indemnification of Trustee. Before taking specified actions to enforce the lien of the 1993 Mortgage and institute proceedings on the 1993 mortgage securities, the 1993 Mortgage trustee may require adequate indemnity from the holders of the 1993 mortgage securities against costs, expenses and liabilities to be incurred in connection with the enforcement of the lien. (See Sections 1011 and 1101)

      Additional Remedies. In addition to every other right and remedy provided in the 1993 Mortgage, the 1993 Mortgage trustee may exercise any right or remedy available to the 1993 Mortgage trustee in its capacity as owner and holder of Class A Bonds which arises as a result of a default or matured event of default under any Class A Mortgage, whether or not an event of default under the 1993 Mortgage has occurred and is continuing. (See Section 1020)

      Remedies Limited by State Law. The laws of the state or states in which the mortgaged property is located may limit or deny the ability of the 1993 Mortgage trustee or security holders to enforce certain rights and remedies provided in the 1993 Mortgage in accordance with their terms.

Defeasance

      Any 1993 mortgage security or securities, or any portion of the principal amount of the 1993 mortgage securities or securities will be deemed to have been paid for purposes of the 1993 Mortgage, and, at our election, our entire indebtedness in respect of the 1993 Mortgage will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the 1993 Mortgage trustee or any paying agent (other than us), in trust:

•	money (including funded cash not otherwise applied pursuant to the 1993 Mortgage); or

•	in the case of a deposit made prior to the maturity of the applicable 1993 mortgage securities, eligible obligations (generally direct or indirect obligations of the U.S. government), which do not contain provisions permitting the redemption or other prepayment at the option of the issuer, the principal of and the interest on which when due, without any regard to reinvestment of the eligible obligations, will provide moneys which, together with the money, if any, deposited with or held by the 1993 Mortgage trustee or the paying agent; or

•	a combination of the first two bullet points

which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the 1993 mortgage security or securities or portions of the 1993 mortgage securities or securities. (See Section 901)

      Under current United States federal income tax law, any defeasance described in the preceding paragraph would likely be treated as a taxable exchange of the 1993 mortgage securities defeased for a series of non-recourse debt instruments secured by the assets in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the 1993 mortgage securities and the value of the new debt instruments deemed to have been received in exchange. Holders should consult their own tax advisors as to the specific consequences to them of defeasance under the 1993 Mortgage.

Resignation of the 1993 Mortgage Trustee

      The 1993 Mortgage trustee may resign at any time by giving written notice of resignation to us. The 1993 Mortgage trustee may be removed at any time by act of the holders of a majority in principal amount of 1993 mortgage securities then outstanding delivered to the 1993 Mortgage trustee and us. No resignation or removal of the 1993 Mortgage trustee and no appointment of a successor 1993 Mortgage trustee will become effective until a successor 1993 Mortgage trustee has accepted its appointment in accordance with the requirements of the 1993 Mortgage. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing, if we have delivered to the 1993 Mortgage trustee a resolution of our Board of Directors appointing a successor 1993 Mortgage trustee and the successor has accepted the appointment in accordance with the terms of the 1993 Mortgage, the 1993 Mortgage trustee will be deemed to have resigned and the successor will be deemed to have been appointed as 1993 Mortgage trustee in accordance with the 1993 Mortgage. (See Section 1110)

Evidence to be Furnished to the 1993 Mortgage Trustee

      When we are required to document our compliance with 1993 Mortgage provisions, we will provide the 1993 Mortgage trustee with written statements of our officers or other persons that we select or pay. In some cases, we will be required to furnish opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent). In addition, the 1993 Mortgage requires that we give the 1993 Mortgage trustee, at least annually, a brief statement as to our compliance with the conditions and covenants under the 1993 Mortgage.

Concerning the 1993 Mortgage Trustee

      We and our affiliates conduct banking transactions with affiliates of the 1993 Mortgage trustee in the normal course of our business and may use the 1993 Mortgage trustee or its affiliates as trustee for various debt issues.

DESCRIPTION OF THE 1939 MORTGAGE

General

      The information we are providing you in this prospectus concerning the 1939 Mortgage is only a summary. You should consult the 1939 Mortgage for more complete information. In the summary below, we have included references to articles and section numbers of the 1939 Mortgage so that you can easily locate these provisions. Capitalized terms used in the following summary have the meanings specified in the 1939 Mortgage unless otherwise defined below.

Security

      Class A Bonds issued under the 1939 Mortgage will rank equally, except as to any sinking fund or similar fund provided for a particular series, with all bonds at any time outstanding under the 1939 Mortgage. In the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P., based on information obtained from public records and from us, the 1939 Mortgage constitutes a first mortgage lien on the property specifically or generally described in the 1939 Mortgage as subject to the lien of such 1939 Mortgage, except the property as may have been disposed of or released from the lien of such 1939 Mortgage in accordance with the terms of the 1939 Mortgage, subject to no liens prior to the lien of the 1939 Mortgage other than permitted encumbrances. The 1939 Mortgage by its terms effectively subjects to the lien of the 1939 Mortgage all property (except property of the kinds specifically excepted from the lien of such 1939 Mortgage) that we acquired after the date of the execution and delivery of the 1939 Mortgage, subject to permitted encumbrances, to any existing lien on the property, and to any liens for unpaid portions of the purchase money paid on the property, at the time of the acquisition, and also subject to specified limitations in the case of consolidation, merger or sale of substantially all the mortgaged property.

      The principal properties subject to the lien of the 1939 Mortgage are the electric and gas properties that we own and securities of specified subsidiaries. (See Granting and Habendum Clauses, Sections 2 and 3 of Article I, and Section 3 of Article XI of the 1939 Mortgage)

      The 1939 Mortgage provides that the 1939 Mortgage trustee will have a lien prior to the bonds on the mortgaged property for payment of its compensation, expenses and disbursements and for indemnity against specified liabilities. (See Section 10 of Article XII of the 1939 Mortgage)

Issuance of Additional Bonds Under the 1939 Mortgage

      We may issue additional bonds under the 1939 Mortgage in a principal amount equal to

•	60% of net property additions (as defined in the 1939 Mortgage) acquired or constructed within five years of certification to the 1939 Mortgage trustee,

•	the principal amount of specified retired bonds or prior lien bonds or

•	deposited cash (in some cases 60% of deposited cash).

      See “Voting of Class A Bonds Issued Under the 1939 Mortgage”.

      We may not issue any bonds under the first and third bullets above, unless our net earnings (as discussed below) are at least 2 1/2 times the annual interest on all bonds issued and outstanding under the 1939 Mortgage, including the bonds applied for (but excluding any bonds to be paid, retired or redeemed with the proceeds of the bonds applied for), and indebtedness secured by prior liens. We generally do not need to satisfy the net earnings test prior to the issuance of bonds under the second bullet above unless (A) the new mortgage bonds are to be issued more than two years prior to the stated maturity of the retired bonds and such new mortgage bonds bear a greater rate of interest than the retired bonds or (B) the new mortgage bonds are to be issued in respect of retired bonds, the interest charges on which have been excluded from any net earnings certificate filed with the 1939 Mortgage trustee since the retirement of the bonds. (See Article III of the 1939 Mortgage) See “Voting of Class A Bonds Issued Under the 1939 Mortgage”.

      We may withdraw cash deposited under the third bullet above in an amount equal to the principal amounts of bonds issuable pursuant to the first and second bullets above (in some cases 166 2/3%) without regard to earnings or we may apply this cash to the purchase or redemption of bonds of one or more series that we select. (See Sections 8, 9 and 10 of Article III of the 1939 Mortgage) See “Voting of Class A Bonds Issued Under the 1939 Mortgage”.

      Net earnings are computed before provision for depreciation and amortization of property, income and profits taxes (as defined in the 1939 Mortgage), interest on any indebtedness and amortization of debt discount and expense and do not take into account any profits or losses from the sale or disposal of capital assets or securities. (See Section 5 of Article I of the 1939 Mortgage)

      Property additions under the 1939 Mortgage consist of property used or useful in the electric, gas or steam business (with specified exceptions) acquired or constructed within five years next preceding certification to the 1939 Mortgage trustee. (See Section 4 of Article I of the 1939 Mortgage) See “Voting of Class A Bonds Issued Under the 1939 Mortgage”.

      As of September 30, 2002, the approximate amount of net property additions and the amount of retired bonds available for use as the basis for the issuance of Class A Bonds under the 1939 Mortgage, subject to the net earnings restrictions discussed above, were $924.5 billion and $628.6 million, respectively. We expect that we will issue the Class A Bonds under the 1939 Mortgage which are to be the basis for the issuance of the exchange first collateral trust bonds offered hereby, upon the basis of retired bonds. As of November 30, 2002, $2.349 billion in aggregate principal amount of bonds were outstanding under the 1939 Mortgage, $1.973 billion aggregate principal amount of which was held by the 1993 Mortgage trustee as security for outstanding 1993 mortgage securities under the 1993 Mortgage.

      The 1939 Mortgage contains restrictions on (1) the acquisition of property securing prior lien indebtedness and (2) the issuance of bonds, withdrawal of cash or release of property on the basis of property subject to a prior lien. Prior lien indebtedness secured by property previously acquired may not be increased unless the evidence of prior lien indebtedness is pledged with the 1939 Mortgage trustee. (See Section 4 of Article I and Sections 15, 17 and 19 of Article IV of the 1939 Mortgage) See “Voting of Class A Bonds Issued Under the 1939 Mortgage”.

Maintenance and Replacement Fund for Bonds Outstanding Under the 1939 Mortgage

      There will be no provision for a maintenance and replacement fund with respect to Class A Bonds issued under the 1939 Mortgage as the basis for the issuance of first collateral trust bonds.

Modification of the 1939 Mortgage

      We and the 1939 Mortgage trustee may modify the 1939 Mortgage and the rights of bondholders under the 1939 Mortgage with the consent of the holders of not less than 75% in principal amount of the bonds then outstanding under the 1939 Mortgage, or of not less than 75% in principal amount of the outstanding bonds of any one or more series under the 1939 Mortgage which may be affected by any such modification; except that the bondholders, without the consent of the holder of each bond affected, may not:

•	extend the time of payment of the principal of or interest on any bonds issued under the 1939 Mortgage;

•	reduce the principal amount of the bonds outstanding under the 1939 Mortgage or the rate of interest on the bonds issued under the 1939 Mortgage, or otherwise modify the terms of payment of principal or interest;

•	permit the creation of any lien ranking prior to or on a parity with the lien of the 1939 Mortgage with respect to any of the mortgaged property;

•	deprive any nonassenting bondholder of a lien upon the mortgaged property for the security of his/her bonds; or

•	reduce the percentage of bondholders authorized to take such action.

      (See Article XIV of the 1939 Mortgage)

      We have reserved the right to amend the 1939 Mortgage without any consent or other action by holders of any series of bonds issued under the 1939 Mortgage created after October 31, 1975 (including Class A Bonds issued under the 1939 Mortgage as the basis for the issuance of 1993 mortgage securities) to reduce the required consent of bondholders described above from 75% to 60%. (See Article Five of the Supplemental Indenture dated as of November 1, 1977)

Voting of Class A Bonds Issued Under the 1939 Mortgage

      The 1993 Mortgage provides that, so long as no event of default as defined in the 1993 Mortgage has occurred and is continuing under the 1993 Mortgage, the 1993 Mortgage trustee will, as holder of Class A Bonds issued under the 1939 Mortgage and delivered as the basis for the issuance of 1993 Mortgage securities:

•	vote or consent in favor of amendments or modifications to the 1939 Mortgage in substantially the following manner:

•	to expand the definition of property additions to eliminate geographical restrictions to specific states and allow the inclusion of properties located anywhere in the United States, Canada and Mexico, or their coastal waters; to include space satellites and stations, solar power satellites and other analogous facilities; to include nuclear fuel and other analogous devices or substances and to establish other provisions as to such fuel; to include properties located on leased real property, subject to specified limitations; to include goodwill when acquired with a public utility system, subject to specific limitations; and to delete the requirement that property additions must have been acquired or constructed within five years;

•	to remove the requirement that certificates delivered to the 1939 Mortgage trustee be verified;

•	to liberalize the requirements for publication of notices of redemption and other notices;

•	to eliminate the maintenance and replacement fund to the extent then in effect;

•	to change the opinion of counsel required to be delivered upon the certification of property additions to delete the requirement that we have all necessary permission from governmental authorities to use and operate the property additions;

•	to specifically allow the inclusion of earnings collected subject to refund in net earnings for purposes of the interest coverage requirement for the issuance of bonds;

•	to specifically permit the debt component, in addition to the equity component, of the allowance for funds used during construction to be included in net earnings for purposes of the interest coverage requirement for the issuance of bonds;

•	(A) to reduce the interest coverage requirement for the issuance of bonds to 2 times from 2 1/2 times annual interest charges on outstanding bonds, including bonds applied for, and prior lien indebtedness; or, in the alternative, (B) to change the coverage requirement to a requirement that net earnings be at least equal to either (x) 2 (or any higher amount) times annual interest charges on, or (y) 15% (or any higher percentage) of the aggregate principal amount of, outstanding bonds, including the bonds applied for, and prior lien indebtedness;

•	to remove the restrictions on acquiring property subject to a prior lien (retaining, however, the restrictions on certifying the property as property additions);

•	to raise the minimum dollar amount of fire and other losses that must be payable to the 1939 Mortgage trustee from $50,000 to 3% (or any higher percentage) of the principal amount of outstanding bonds; and to specifically permit us to carry insurance policies with deductible provisions equal to 3% (or any higher percentage) of the principal amount of outstanding bonds or any higher deductible amount usually contained in the policies of other companies owning and operating similar properties;

•	to delete our covenant to “observe and conform to all valid requirements of any governmental authority relative to any of the mortgaged property”;

•	to delete the requirement that the 1939 Mortgage trustee be located in New York, New York and that we maintain an office in New York, New York, to make payments on bonds and register transfers;

•	to modify the special release provision of the 1939 Mortgage to increase the amount of the aggregate value of property which may be released from the lien of the 1939 Mortgage within any period of 12 consecutive calendar months without compliance with all the conditions of the general release provision from $25,000 to (A) the greater of $25,000 or 1% of the aggregate principal amount of outstanding bonds or (B) the greater of $10,000,000 or 3% of the aggregate principal amount of outstanding bonds (or any lower amount or percentage);

•	to permit bonds to be issued under the 1939 Mortgage in a principal amount equal to 70% of net property additions instead of 60% and to make correlative changes in provisions relating to, among other things, the release of property from the lien of the 1939 Mortgage, the withdrawal of cash held by the 1939 Mortgage trustee, the acquisition and use under the 1939 Mortgage of property securing prior lien indebtedness, and the use of retired prior lien bonds; and

•	to modify the definition of all defaults under the 1939 Mortgage to be substantially identical to the events of default under the 1993 Mortgage; and

•	with respect to any amendments or modifications to the 1939 Mortgage other than those referred to above, vote all Class A Bonds outstanding under the 1939 Mortgage then held by it, or consent to the amendments, in the manner as described under “Description of the First Collateral Trust Bonds — Voting of Class A Bonds”. (See Section 705 of the 1993 Mortgage)

      We have reserved the right to make any or all of the modifications to the 1939 Mortgage described in the first thirteen bullets above (with the exception of a modification under (B) of the thirteenth bullet point) without consent or other action of the holders of specified outstanding series of bonds previously issued under the 1939 Mortgage (See Article Three of the Supplemental Indenture dated as of March 1, 1980 and Article Four of the Supplemental Indentures dated as of December 1, 1990, and March 1, 1992, respectively)

      The indentures under which specific pollution control revenue bonds of Morgan County, Colorado and Adams County, Colorado were issued provide that the trustees under the indentures, as holders of bonds issued under the 1939 Mortgage, will vote in favor of, or consent with respect to, any or all of the possible modifications described in the first thirteen bullets above (with the exception of a modification under (B) of the thirteenth bullet point). The aggregate principal amount of bonds with respect to which such right has been reserved or with respect to which such agreements to consent have been obtained, together with the bonds held by the 1993 Mortgage trustee, exceeds the 75% in aggregate principal amount of outstanding bonds required to approve such modifications and therefore we may make such modifications when we choose to do so.

Default Under the 1939 Mortgage

      An event of default under the 1939 Mortgage includes:

•	our failure to pay interest on any bond issued under the 1939 Mortgage, or to pay a sinking fund installment, for 60 days after the payment becomes due,

•	our failure to pay the principal of or premium, if any, on any bond issued under the 1939 Mortgage when the same becomes due,

•	our failure to pay the principal of or interest on any prior lien bonds,

•	our failure to perform any other covenant in the 1939 Mortgage for 90 days after notice given to us by the 1939 Mortgage trustee or by the holders of 10% in principal amount of outstanding bonds,

•	specified events in bankruptcy, and

•	any event of default under the 1993 Mortgage and/or specified matured events of default under any other Class A Mortgage.

(See Section 1 of Article VIII of the 1939 Mortgage and Article Five of the Supplemental Indenture dated as of November 1, 1993 creating the First Mortgage Bonds, Collateral Series A)

      The 1939 Mortgage trustee may withhold notice of default (except default in the payment of principal of or premium, if any, or interest on the bonds issued under the 1939 Mortgage or in the payment of a sinking fund installment) if it determines the withholding to be in the interests of the bondholders. (See Section 2 of Article VIII of the 1939 Mortgage) We are required to report annually to the 1939 Mortgage trustee as to compliance with the covenants contained in the 1939 Mortgage. (See Section 24 of Article IV of the 1939 Mortgage)

      Upon the occurrence of a default under the 1939 Mortgage, the 1939 Mortgage trustee or the holders of 25% in principal amount of outstanding bonds issued under the 1939 Mortgage may declare the principal of and interest accrued on all outstanding bonds issued under the 1939 Mortgage due and payable immediately; provided, however, that if the default has been cured, (1) the holders of a majority in principal amount of outstanding bonds issued under the 1939 Mortgage may annul the declaration or (2) if, in making the declaration, the 1939 Mortgage trustee has acted without a direction from the holders of a majority in principal amount of outstanding bonds issued under the 1939 Mortgage, or if the declaration was made by the holders of 25% in principal amount of outstanding bonds issued under the 1939 Mortgage and the holders of a majority in principal amount of outstanding bonds issued under the 1939 Mortgage have not delivered a written notice to the contrary before the declaration, then the declaration will be deemed to be annulled. (See Section 1 of Article VIII of the 1939 Mortgage)

Action by 1939 Mortgage Trustee

      Except as otherwise provided in the 1939 Mortgage, the holders of a majority in principal amount of bonds outstanding under the 1939 Mortgage have the right to require the 1939 Mortgage trustee to enforce the lien of the 1939 Mortgage and direct the time, method and place of conducting any proceedings for any remedy available to the 1939 Mortgage trustee under the 1939 Mortgage. (See Section 15 of Article VIII of the 1939 Mortgage) No holder of bonds outstanding under the 1939 Mortgage has the right to enforce the lien of the 1939 Mortgage without giving to the 1939 Mortgage trustee written notice of default and unless the holders of a majority in principal amount of outstanding bonds have requested the 1939 Mortgage trustee to act and have offered the 1939 Mortgage trustee security and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred by the 1939 Mortgage trustee and the 1939 Mortgage trustee has failed to take action within 60 days. (See Section 16 of Article VIII of the 1939 Mortgage)

Concerning the 1939 Mortgage Trustee

      We and our affiliates conduct banking transactions with affiliates of the 1939 Mortgage trustee in the normal course of our business and may use the 1939 Mortgage trustee or its affiliates as trustee for various debt issues.

BOOK-ENTRY SYSTEM

General

      Except as set forth below, the exchange first collateral trust bonds will initially be issued in the form of one or more global first collateral trust bonds (each, a “new global first collateral trust bond”). Each new global first collateral trust bond will be deposited on the date of the closing of the exchange of the original first collateral trust bonds for the exchange first collateral trust bonds with, or on behalf of, DTC and will be registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a new global first collateral trust bond directly through DTC or indirectly through organizations which are participants in the DTC system.

      Unless and until they are exchanged in whole or in part for certificated first collateral trust bonds, the new global first collateral trust bonds may not be transferred except as a whole by DTC or its nominee.

      DTC has advised us as follows:

•	DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Upon the issuance of the new global first collateral trust bonds, DTC or its custodian will credit, on its internal system, the respective principal amounts of the exchange first collateral trust bonds represented by the new global first collateral trust bonds to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the new global first collateral trust bonds will be limited to persons who have accounts with DTC or persons who hold interests through the persons who have accounts with DTC. Persons who have accounts with DTC are referred to as “participants”. Ownership of beneficial interests in the new global first collateral trust bonds will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

      As long as DTC or its nominee is the registered owner or holder of the new global first collateral trust bonds, DTC or the nominee, as the case may be, will be considered the sole record owner or holder of the exchange first collateral trust bonds represented by the new global first collateral trust bonds for all purposes under the indenture and the exchange first collateral trust bonds. No beneficial owners of an interest in the new global first collateral trust bonds will be able to transfer that interest except according to DTC’s applicable procedures, in addition to those provided for under the indenture. Owners of beneficial interests in the new global first collateral trust bonds will not:

•	be entitled to have the exchange first collateral trust bonds represented by the new global first collateral trust bonds registered in their names, receive or be entitled to receive physical delivery of certificated first collateral trust bonds in definitive form, and

•	be considered to be the owners or holders of any exchange first collateral trust bonds under the new global first collateral trust bonds.

      Accordingly, each person owning a beneficial interest in new global first collateral trust bonds must rely on the procedures of DTC and, if a person is not a participant, on the procedures of the participant through which that person owns its interests, to exercise any right of a holder of exchange first collateral trust bonds under the new global first collateral trust bonds. We understand that under existing industry practice, if an owner of a beneficial interest in the new global first collateral trust bonds desires to take any action that DTC, as the holder of the new global first collateral trust bonds, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through the participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

      Payments of the principal of, premium, if any, and interest on the exchange first collateral trust bonds represented by the new global first collateral trust bonds will be made by us to the trustee and from the trustee to DTC or its nominee, as the case may be, as the registered owner of the new global first collateral trust bonds. Neither we, the trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the new global first collateral trust bonds or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the new global first collateral trust bonds will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the new global first collateral trust bonds, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the new global first collateral trust bonds held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for these customers. These payments will be the responsibility of these participants.

      Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of first collateral trust bonds in certificated form for any reason, including to sell first collateral trust bonds to persons in states which require the delivery of the first collateral trust bonds or to pledge the first collateral trust bonds, a holder must transfer its interest in the new global first collateral trust bonds in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

      Unless and until they are exchanged in whole or in part for certificated exchange first collateral trust bonds in definitive form, the new global first collateral trust bonds may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

      DTC has advised us that DTC will take any action permitted to be taken by a holder of first collateral trust bonds, including the presentation of first collateral trust bonds for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the new global first collateral trust bonds are credited. Further, DTC will take any action permitted to be taken by a holder of first collateral trust bonds only in respect of that portion of the aggregate principal amount of first collateral trust bonds as to which the participant or participants has or have given that direction.

      Although DTC has agreed to these procedures in order to facilitate transfers of interests in the new global first collateral trust bonds among participants of DTC, it is under no obligation to perform these procedures, and may discontinue them at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      Subject to specified conditions, any person having a beneficial interest in the new global first collateral trust bonds may, upon request to the trustee, exchange the beneficial interest for exchange first collateral trust bonds in the form of certificated first collateral trust bonds. Upon any issuance of certificated first collateral trust bonds, the trustee is required to register the certificated first collateral trust bonds in the name of, and cause the same to be delivered to, the person or persons, or the nominee of these persons. In addition, if DTC is at any time unwilling or unable to continue as a depositary for the new global first collateral trust bonds, and a successor depositary is not appointed by us within 120 days, we will issue certificated first collateral trust bonds in exchange for the new global first collateral trust bonds.

EXCHANGE OFFER AND REGISTRATION RIGHTS

      As part of the sale of the original first collateral trust bonds, under a registration rights agreement, dated as of September 26, 2002, we agreed with the initial purchasers in the offering of the original first collateral trust bonds, for the benefit of the holders of the original first collateral trust bonds, to file with the SEC an exchange offer registration statement or, if applicable, a shelf registration statement.

Shelf Resale Registration Statement

      If:

•	a change in law or in applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer;

•	any holder of an original first collateral trust bond is not eligible to participate in the Registered Exchange Offer;

•	for any other reason the Registered Exchange Offer is not consummated within 270 days after the date of issue of the original first collateral trust bonds;

•	an initial purchaser so requests with respect to original first collateral trust bonds not eligible to be exchanged for exchange bonds in the Registered Exchange Officer; or

•	any initial purchaser who participates in the Registered Exchange Offer does not receive freely tradeable exchange first collateral trust bonds in the Registered Exchange Offer;

      we will, at our cost,

•	as promptly as practicable, but in no event more than 90 days after becoming required to do so, file a registration statement under the Securities Act covering continuous resales of the original first collateral trust bonds or the exchange bonds, as the case may be (“Shelf Registration Statement”);

•	use our best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and

•	use our best efforts to keep the Shelf Registration Statement effective until the earlier of (a) the time when the original first collateral trust bonds covered by the Shelf Registration Statement can be sold pursuant to Rule 144 under the Securities Act without any limitations thereunder and (b) two years from the issuance of the original first collateral trust bonds.

      We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom the Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take other actions as are required to permit unrestricted resales of the original first collateral trust bonds or the exchange bonds, as the case may be. A holder that sells original first collateral trust bonds issued pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to applicable civil liability provisions under the Securities Act in connection with sales of that kind and will be bound by the provisions of the Registration Rights Agreement that are applicable to that holder (including certain indemnification obligations).

Liquidated Damages

      We will pay liquidated damages if:

(1) the Exchange Offer Registration Statement or the Shelf Registration Statement is not declared effective by the SEC on or prior to the applicable effectiveness deadline specified in the Registration Rights Agreement;

(2) after either the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of first collateral trust bonds or exchange bonds as provided in and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) and (2), a “Registration Default”).

      Liquidated damages will be incurred from and including the date on which any such Registration Default shall occur to and including the first week in which all Registration Defaults have been cured in an amount equal to $0.10 per week per $1,000 principal amount of original first collateral trust bonds or exchange bonds.

      We will pay liquidated damages to the holders of global bonds by wire transfer of immediately available funds or by federal funds check and to holders of certificated bonds by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified. No liquidated damages will be paid for any week beginning after all Registration Defaults have been cured.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a discussion of the material U.S. federal income tax consequences of the exchange of original first collateral trust bonds for exchange first collateral trust bonds. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders that purchased the original first collateral trust bonds upon their original issuance and that hold the original first collateral trust bonds, and will hold the exchange first collateral trust bonds, as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as financial institutions, tax-exempt entities, holders whose functional currency is not the U.S. dollar, insurance companies, dealers in securities or foreign currencies, persons holding notes as part of a hedge, straddle or other integrated transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. You should consult with your own tax advisor about the application of the U.S. federal income tax laws to your particular situation as well as any consequences of the exchange under the tax laws of any state, local or foreign jurisdiction.

      Your acceptance of the exchange offer and your exchange of original first collateral trust bonds for exchange first collateral trust bonds will not be taxable for U.S. federal income tax purposes because the exchange first collateral trust bonds will not be considered to differ materially in kind or extent from the original first collateral trust bonds. Rather, the exchange first collateral trust bonds you receive will be treated as a continuation of your investment in the original first collateral trust bonds. Accordingly, you will not recognize gain or loss upon the exchange of original first collateral trust bonds for exchange first collateral trust bonds pursuant to the exchange offer, your tax basis in the exchange first collateral trust bonds will be the same as your adjusted tax basis in the original first collateral trust bonds immediately before the exchange, and your holding period for the exchange first collateral trust bonds will include the holding period for the original first collateral trust bonds exchanged therefor. There will be no U.S. federal income tax consequences to holders that do not exchange their original first collateral trust bonds pursuant to the exchange offer.

PLAN OF DISTRIBUTION

      Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may freely transfer exchange first collateral trust bonds issued in the exchange offer if:

•	you acquire the exchange first collateral trust bonds in the ordinary course of your business, and

•	you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of exchange first collateral trust bonds.

      We believe that you may not transfer exchange first collateral trust bonds issued in the exchange offer in exchange for the original first collateral trust bonds if you are:

•	our “affiliate”, within the meaning of Rule 405 under the Securities Act,

•	a broker-dealer that acquired original first collateral trust bonds directly from us, or

•	a broker-dealer that acquired original first collateral trust bonds as a result of market-making activities or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act.

      If you wish to exchange your original first collateral trust bonds for exchange first collateral trust bonds in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer — Procedures for Tendering” and in the letter of transmittal.

      Each broker-dealer that receives exchange first collateral trust bonds for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange first collateral trust bonds. Broker-dealers may use this prospectus, as it may be amended or supplemented from time to time, for resales of exchange first collateral trust bonds received in exchange for original first collateral trust bonds where the original first collateral trust bonds were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the date of completion of the exchange offer and ending on the close of business 210 days after such date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 20     , all dealers effecting transactions in the exchange for collateral trust bonds may be required to deliver a prospectus.

      We will not receive any proceeds from any sale of exchange first collateral trust bonds by broker-dealers. Broker-dealers may sell exchange first collateral trust bonds received for their own account under the exchange offer in one or more transactions:

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the exchange first collateral trust bonds, or

•	a combination of such methods of resale.

      The prices at which these sales occur may be:

•	at market prices prevailing at the time of resale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

      Broker-dealers may make any such resale directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange first collateral trust bonds. Any broker-dealer that receives exchange first collateral trust bonds for its own account under the exchange offer and any broker or dealer that participates in a distribution of such exchange first collateral trust bonds may be deemed to be an “underwriter” within the meaning of the Securities Act. Any profit on any such resale of exchange first collateral trust bonds and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act.

      Furthermore, any broker-dealer that acquired any of its original first collateral trust bonds directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (available April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (available June 5, 1991) and Shearman & Sterling, SEC no-action letter (available July 2, 1983); and

•	must also be named as a selling first mortgage bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

      For a period of 210 days from the date of completion of this exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealers and will indemnify the holders of the original first collateral trust bonds (including any broker-dealers) against some liabilities, including liabilities under the Securities Act.

LEGAL OPINIONS

      Legal opinions relating to the exchange first collateral trust bonds will be rendered by our counsel, LeBoeuf, Lamb, Greene & MacRae, L.L.P., New York, New York.

INDEPENDENT ACCOUNTANTS

      The consolidated financial statements and schedule of Public Service Company of Colorado as of December 31, 2001, December 31, 2000 and December 31, 1999 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. The consolidated financial statements and schedule referred to above have been included herein in reliance upon the authority of such firm as experts in giving said report. Public Service Company of Colorado has been unable to obtain the consent of Arthur Andersen LLP to the use of their report in this prospectus. In reliance on Rule 437a promulgated under the Securities Act, we have dispensed with the requirement to file with the registration statement, of which this prospectus is a part, a written consent of Arthur Andersen LLP. As a result, your ability to assert claims against Arthur Andersen LLP may be limited. Since we have not been able to obtain the written consent of Arthur Andersen LLP, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact contained in the report or financial statements or any omissions to state a material fact required to be stated in the financial statements. See “Risk Factors — Risks Associated with our former accountant, Arthur Andersen LLP”.

Public Service Company of Colorado

Offer to Exchange

$600,000,000 7.875% First Collateral Trust Bonds, Series No. 10 due 2012
For Any and All Outstanding $600,000,000 First Collateral Trust Bonds,
Series No. 8 due 2012

PROSPECTUS

                    , 2002

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

      Sections 7-108-402, 7-109-102, 7-109-103, 7-109-104, 7-109-105, 7-109-106, 7-109-107, 7-109-108, 7-109-109 and 7-109-110 of the Colorado Business Corporation Act provide for indemnification of directors, officers, employees, fiduciaries and agents of Colorado corporations such as the Registrant, subject to certain limitations, and authorize such corporations to purchase and maintain insurance on behalf of such persons against any liability incurred in any such capacity or arising out of their status as such. The registrant currently has such insurance in effect.

      A resolution adopted at a special meeting of stockholders of the registrant held in November, 1943, provides: “That each Director and Officer of the Company (or his legal representative) shall be indemnified by the Company against all claims, liabilities, expenses and costs imposed upon or reasonably incurred by him in connection with any action, suit or proceeding, or the settlement or compromise of any such claim, liability, action, suit or proceeding (other than amounts paid to the Company itself), in which he may be involved by reason of his being or having been such Director or Officer of the Company, except in relation to matters as to which he shall be finally adjudged in any such action, suit or proceeding to have been derelict in the performance of his duties as such Director or Officer, provided, however, in respect to any such settlement or compromise that it shall have been determined, by a majority of the Directors of the Company not affected by self interest, that such settlement or compromise should be made, and that such Director or Officer had not been derelict in the performance of his official duties; and provided further that the foregoing indemnity shall not extend to or cover any claims, liabilities, action, suit or proceeding under the Securities Act or any costs or expenses in connection therewith unless the Director or Officer of the Company involved shall be finally adjudged in such action, suit or proceeding to have been subject to no liability under said Act, or in case of settlement or compromise, unless the Company shall have obtained an opinion of independent counsel to the effect that he is not liable under said Act. The foregoing right of indemnification shall not be exclusive of any other right or rights to which such Director or Officer may be entitled as a matter of law.”

      Paragraph 7 of the registrant’s Restated Articles of Incorporation, as amended, provides: “A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or to its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for a breach of Colorado Revised Statutes Section 7-108-403, or (d) for any transaction from which the director directly or indirectly derived an improper personal benefit.”

      To the maximum extent permitted by law, we will indemnify any person who is or was our director, officer, agent, fiduciary or employee against any claim, liability, loss or expense arising against or incurred by such person as a result of circumstances, events, actions and omissions occurring in such capacity. We further will have the authority to maintain insurance at our expense providing for such indemnification, including insurance with respect to claims, liabilities, losses and expenses against which we would not otherwise have the power to indemnify such persons.

Item 21.	Exhibits

Exhibit
Number	Description

2.1*	Agreement and Plan of Merger, dated as of March 24, 1999, by and between Northern States Power Company and New Century Energies, Inc. (Exhibit 2.1 to the Report on Form 8-K (File No. 1-12907) of New Century Energies, Inc. dated March 24, 1999)
4.1	Registration Rights Agreement, dated as of September 26, 2002, among the Company, Banc of America Securities LLC and Salomon Smith Barney Inc., as representatives for the Initial Purchasers

Exhibit
Number	Description

4.2*	Indenture, dated December 1, 1939, providing for the issuance of First Mortgage Bonds (Exhibit B-1 to Form 10 for 1946)
4.3*	Indentures supplemental to Exhibit 4.2:

	Previous Filing:			Previous Filing:
	Form; Date or			Form; Date or
Dated as of	File No.	Exhibit No.	Dated as of	File No.	Exhibit No.

Mar. 14, 1941	10, 1946	B-2	Feb. 1, 1971	8-K, Feb. 1971	2
May 14, 1941	10, 1946	B-3	Aug. 1, 1972	8-K, Aug. 1972	2
Apr. 28, 1942	10, 1946	B-4	June 1, 1973	8-K, June 1973	1
Apr. 14, 1943	10, 1946	B-5	Mar. 1, 1974	8-K, Apr. 1974	2
Apr. 27, 1944	10, 1946	B-6	Dec. 1, 1974	8-K, Dec. 1974	1
Apr. 18, 1945	10, 1946	B-7	Oct. 1, 1975	S-7, (2-60082)	2(b)(3)
Apr. 23, 1946	10-K, 1946	B-8	Apr. 28, 1976	S-7, (2-60082)	2(b)(4)
Apr. 9, 1947	10-K, 1946	B-9	Apr. 28, 1977	S-7, (2-60082)	2(b)(5)
June 1, 1947	S-1, (2-7075)	7(b)	Nov. 1, 1977	S-7, (2-62415)	2(b)(3)
Apr. 1, 1948	S-1, (2-7671)	7(b)(1)	Apr. 28, 1978	S-7, (2-62415)	2(b)(4)
May 20, 1948	S-1, (2-7671)	7(b)(2)	Oct. 1, 1978	10-K, 1978	D(1)
Oct. 1, 1948	10-K, 1948	4	Oct. 1, 1979	S-7, (2-66484)	2(b)(3)
Apr. 20, 1949	10-K, 1949	1	Mar. 1, 1980	10-K, 1980	4(c)
Apr. 24, 1950	8-K, Apr. 1950	1	Apr. 28, 1981	S-16, (2-74923)	4(c)
Apr. 18, 1951	8-K, Apr. 1951	1	Nov. 1, 1981	S-16, (2-74923)	4(d)
Oct. 1, 1951	8-K, Nov. 1951	1	Dec. 1, 1981	10-K, 1981	4(c)
Apr. 21, 1952	8-K, Apr. 1952	1	Apr. 29, 1982	10-K, 1982	4(c)
Dec. 1, 1952	S-9, (2-11120)	2(b)(9)	May 1, 1983	10-K, 1983	4(c)
Apr. 15, 1953	8-K, Apr. 1953	2	Apr. 30, 1984	S-3, (2-95814)	4(c)
April 19, 1954	8-K, Apr. 1954	1	Mar. 1, 1985	10-K, 1985	4(c)
Oct. 1, 1954	8-K, Oct. 1954	1	Nov. 1, 1986	10-K, 1986	4(c)
Apr. 18, 1955	8-K, Apr. 1955	1	May 1, 1987	10-K, 1987	4(c)
Apr. 24, 1956	10-K, 1956	1	July 1, 1990	S-3, (33-37431)	4(c)
May 1, 1957	S-9, (2-13260)	2(b)(15)	Dec. 1, 1990	10-K, 1990	4(c)
April 10, 1958	8-K, Apr. 1958	1	Mar. 1, 1992	10-K, 1992	4(d)
May 1, 1959	8-K, May 1959	2	Apr. 1, 1993	10-Q, June 30, 1993	4(a)
Apr. 18, 1960	8-K, Apr. 1960	1	June 1, 1993	10-Q, June 30, 1993	4(b)
Apr. 19, 1961	8-K, Apr. 1961	1	Nov. 1, 1993	S3, (33-51167)	4(a)(3)
Oct. 1, 1961	8-K, Oct. 1961	2	Jan. 1, 1994	10-K, 1993	4(a)(3)
Mar. 1, 1962	8-K, Mar. 1962	3(a)	Sept. 2, 1994	8-K, Sept. 1994	4(a)
June 1, 1964	8-K, June 1964	1	May 1, 1996	10-Q, June 30, 1996	4(a)
May 1, 1966	8-K, May 1966	2	Nov. 1, 1996	10-K, 1996	4(a)(3)
July 1, 1967	8-K, July 1967	2	Feb. 1, 1997	10-Q, March 31, 1997	4(a)
July 1, 1968	8-K, July 1968	2	Apr. 1, 1998	10-Q, March 31, 1998	4(a)
Apr. 25, 1969	8-K, Apr. 1969	1	Aug. 15, 2002	10-Q, Sept. 30, 2002	4.01
Apr. 21, 1970	8-K, Apr. 1970	1	Sept. 1, 2002	8-K, Sept, 18, 2002	4.02
Sept. 1, 1970	8-K, Sept. 1970	2	Sept. 15, 2002	10-Q, Sept. 30, 2002	4.02

4.4	Form of supplemental indenture relating to exchange first mortgage bonds
4.5	Form of exchange first mortgage bonds (included in Supplemental Indenture referenced in Exhibit 4.4 above)

Exhibit
Number	Description

4.6*	Indenture, dated as of October 1, 1993, providing for the issuance of first collateral trust bonds (Exhibit 4(a) to the Company’s Form 10-Q for the quarter ended September 30, 1993)
4.7*	Indentures supplemental to Exhibit 4.5:

Previous Filing:
Form; Date or
Dated as of	File No.	Exhibit No.

November 1, 1993	S-3, (33-51167)	4(b)(2)
January 1, 1994	10-K, 1993	4(b)(3)
September 2, 1994	8-K, Sept. 1994	4(b)
May 1, 1996	10-Q, June 30, 1996	4(b)
November 1, 1996	10-K, 1996	4(b)(3)
February 1, 1997	10-Q, March 31, 1997	4(b)
April 1, 1998	10-Q, March 31, 1998	4(b)
August 15, 2002	10-Q, September 30, 2002	4.01
September 1, 2002	8-K, Sept. 18, 2002	4.01
September 15, 2002	10-Q, September 30, 2002	4.02

4.8	Form of supplemental indenture relating to exchange first collateral trust bonds
4.9	Form of exchange first collateral trust bonds (included in Supplemental Indenture referenced in Exhibit 4.8 above)
4.10*	Indenture dated May 1, 1998, between the Company and The Bank of New York, providing for the issuance of Subordinated Debt Securities (Exhibit 4.2 to Form 8-K dated May 6, 1998)
4.11*	Supplemental Indenture dated May 11, 1998, between the Company and The Bank of New York, (Exhibit 4.3 to Form 8-K dated May 6, 1998)
4.12*	Preferred Securities Guarantee Agreement dated May 11, 1998, between the Company and The Bank of New York, (Exhibit 4.4 to Form 8-K dated May 6, 1998)
4.13*	Amended and Restated Declaration of Trust of PSCo Capital and Trust I dated May 11, 1998, (Exhibit 4.1 to Form 8-K dated May 6, 1998)
4.14*	Indenture dated July 1, 1999, between the Company and The Bank of New York, providing for the issuance of Senior Debt Securities (Exhibit 4.1 to Form 8-K dated July 13, 1999) and Supplemental Indenture dated July 15, 1999, between the Company and The Bank of New York (Exhibit 4.2 to Form 8-K dated July 13, 1999)
5.1	Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. regarding the legality of the exchange first collateral trust bonds to be issued
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges
16.1*	Letter re Change in Certifying Accountant (Exhibit 16.01 to Form 8-K Report dated April 3, 2002, File No. 1-03789)
23.1	Legal Counsel’s Consent (See item 5.1)
24.1	Power of Attorney
25.1	Form T-1 Statement of Eligibility of U.S. Bank Trust National Association to act as Trustee under the Indenture dated December 1, 1939
25.2	Form T-1 Statement of Eligibility of U.S. Bank Trust National Association to act as Trustee under the Indenture dated October 1, 1993
99.1	Form of Exchange Agency Agreement
99.2	Form of Letter of Transmittal
99.3	Form of Notice of Guaranteed Delivery
99.4	Form of Letter to Clients
99.5	Form of Letter to Nominees

*	Indicates incorporation by reference

Item 22.	Undertakings

      (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (3) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (5) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (6) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on December 17, 2002.

PUBLIC SERVICE COMPANY OF COLORADO

By:	*

__________________________________________________
Richard C. Kelly
Vice President and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Wayne H. Brunetti		Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	December 17, 2002

* Richard C. Kelly		Vice President, Chief Financial Officer and Director (Principal Financial Officer)	December 17, 2002

* David E. Ripka		Vice President and Controller (Principal Accounting Officer)	December 17, 2002

/s/ GARY R. JOHNSON Gary R. Johnson		Vice President, General Counsel and Director	December 17, 2002

By:	/s/ GARY R. JOHNSON Gary R. Johnson (Attorney-in-Fact) December 17, 2002

EXHIBIT INDEX

Exhibit
Number	Description

2.1*	Agreement and Plan of Merger, dated as of March 24, 1999, by and between Northern States Power Company and New Century Energies, Inc. (Exhibit 2.1 to the Report on Form 8-K (File No. 1-12907) of New Century Energies, Inc. dated March 24, 1999)
4.1	Registration Rights Agreement, dated as of September 26, 2002, among the Company, Banc of America Securities LLC and Salomon Smith Barney Inc., as representatives for the Initial Purchasers
4.2*	Indenture, dated December 1, 1939, providing for the issuance of First Mortgage Bonds (Exhibit B-1 to Form 10 for 1946)
4.3*	Indentures supplemental to Exhibit 4.2:

	Previous Filing:
	Form; Date or			Previous Filing: Form;
Dated as of	File No.	Exhibit No.	Dated as of	Date or File No.	Exhibit No.

Mar. 14, 1941	10, 1946	B-2	Feb. 1, 1971	8-K, Feb. 1971	2
May 14, 1941	10, 1946	B-3	Aug. 1, 1972	8-K, Aug. 1972	2
Apr. 28, 1942	10, 1946	B-4	June 1, 1973	8-K, June 1973	1
Apr. 14, 1943	10, 1946	B-5	Mar. 1, 1974	8-K, Apr. 1974	2
Apr. 27, 1944	10, 1946	B-6	Dec. 1, 1974	8-K, Dec. 1974	1
Apr. 18, 1945	10, 1946	B-7	Oct. 1, 1975	S-7, (2-60082)	2(b)(3)
Apr. 23, 1946	10-K, 1946	B-8	Apr. 28, 1976	S-7, (2-60082)	2(b)(4)
Apr. 9, 1947	10-K, 1946	B-9	Apr. 28, 1977	S-7, (2-60082)	2(b)(5)
June 1, 1947	S-1, (2-7075)	7(b)	Nov. 1, 1977	S-7, (2-62415)	2(b)(3)
Apr. 1, 1948	S-1, (2-7671)	7(b)(1)	Apr. 28, 1978	S-7, (2-62415)	2(b)(4)
May 20, 1948	S-1, (2-7671)	7(b)(2)	Oct. 1, 1978	10-K, 1978	D(1)
Oct. 1, 1948	10-K, 1948	4	Oct. 1, 1979	S-7, (2-66484)	2(b)(3)
Apr. 20, 1949	10-K, 1949	1	Mar. 1, 1980	10-K, 1980	4(c)
Apr. 24, 1950	8-K, Apr. 1950	1	Apr. 28, 1981	S-16, (2-74923)	4(c)
Apr. 18, 1951	8-K, Apr. 1951	1	Nov. 1, 1981	S-16, (2-74923)	4(d)
Oct. 1, 1951	8-K, Nov. 1951	1	Dec. 1, 1981	10-K, 1981	4(c)
Apr. 21, 1952	8-K, Apr. 1952	1	Apr. 29, 1982	10-K, 1982	4(c)
Dec. 1, 1952	S-9, (2-11120)	2(b)(9)	May 1, 1983	10-K, 1983	4(c)
Apr. 15, 1953	8-K, Apr. 1953	2	Apr. 30, 1984	S-3, (2-95814)	4(c)
April 19, 1954	8-K, Apr. 1954	1	Mar. 1, 1985	10-K, 1985	4(c)
Oct. 1, 1954	8-K, Oct. 1954	1	Nov. 1, 1986	10-K, 1986	4(c)
Apr. 18, 1955	8-K, Apr. 1955	1	May 1, 1987	10-K, 1987	4(c)
Apr. 24, 1956	10-K, 1956	1	July 1, 1990	S-3, (33-37431)	4(c)
May 1, 1957	S-9, (2-13260)	2(b)(15)	Dec. 1, 1990	10-K, 1990	4(c)
April 10, 1958	8-K, Apr. 1958	1	Mar. 1, 1992	10-K, 1992	4(d)
May 1, 1959	8-K, May 1959	2	Apr. 1, 1993	10-Q, June 30, 1993	4(a)
Apr. 18, 1960	8-K, Apr. 1960	1	June 1, 1993	10-Q, June 30, 1993	4(b)
Apr. 19, 1961	8-K, Apr. 1961	1	Nov. 1, 1993	S3, (33-51167)	4(a)(3)
Oct. 1, 1961	8-K, Oct. 1961	2	Jan. 1, 1994	10-K, 1993	4(a)(3)
Mar. 1, 1962	8-K, Mar. 1962	3(a)	Sept. 2, 1994	8-K, Sept. 1994	4(a)
June 1, 1964	8-K, June 1964	1	May 1, 1996	10-Q, June 30, 1996	4(a)
May 1, 1966	8-K, May 1966	2	Nov. 1, 1996	10-K, 1996	4(a)(3)
July 1, 1967	8-K, July 1967	2	Feb. 1, 1997	10-Q, March 31, 1997	4(a)
July 1, 1968	8-K, July 1968	2	Apr. 1, 1998	10-Q, March 31, 1998	4(a)
Apr. 25, 1969	8-K, Apr. 1969	1	Aug. 15, 2002	10-Q, Sept. 30, 2002	4.01
Apr. 21, 1970	8-K, Apr. 1970	1	Sept. 1, 2002	8-K, Sept, 18, 2002	4.02
Sept. 1, 1970	8-K, Sept. 1970	2	Sept. 15, 2002	10-Q, Sept. 30, 2002	4.02

4.4	Form of supplemental indenture relating to exchange first mortgage bonds
4.5	Form of exchange first mortgage bonds (included in Supplemental Indenture referenced in Exhibit 4.4 above)

Exhibit
Number	Description

4.6*	Indenture, dated as of October 1, 1993, providing for the issuance of first collateral trust bonds (Exhibit 4(a) to the Company’s Form 10-Q for the quarter ended September 30, 1993)
4.7*	Indentures supplemental to Exhibit 4.5:

Previous Filing: Form;
Dated as of	Date or File No.	Exhibit No.

November 1, 1993	S-3, (33-51167)	4(b)(2)
January 1, 1994	10-K, 1993	4(b)(3)
September 2, 1994	8-K, Sept. 1994	4(b)
May 1, 1996	10-Q, June 30, 1996	4(b)
November 1, 1996	10-K, 1996	4(b)(3)
February 1, 1997	10-Q, March 31, 1997	4(b)
April 1, 1998	10-Q, March 31, 1998	4(b)
August 15, 2002	10-Q, September 30, 2002	4.01
September 1, 2002	8-K, Sept. 18, 2002	4.01
September 15, 2002	10-Q, September 30, 2002	4.02

4.8	Form of supplemental indenture relating to exchange first collateral trust bonds
4.9	Form of exchange first collateral trust bonds (included in Supplemental Indenture referenced in Exhibit 4.8 above)
4.10*	Indenture dated May 1, 1998, between the Company and The Bank of New York, providing for the issuance of Subordinated Debt Securities (Exhibit 4.2 to Form 8-K dated May 6, 1998)
4.11*	Supplemental Indenture dated May 11, 1998, between the Company and The Bank of New York, (Exhibit 4.3 to Form 8-K dated May 6, 1998)
4.12*	Preferred Securities Guarantee Agreement dated May 11, 1998, between the Company and The Bank of New York, (Exhibit 4.4 to Form 8-K dated May 6, 1998)
4.13*	Amended and Restated Declaration of Trust of PSCo Capital and Trust I dated May 11, 1998, (Exhibit 4.1 to Form 8-K dated May 6, 1998)
4.14*	Indenture dated July 1, 1999, between the Company and The Bank of New York, providing for the issuance of Senior Debt Securities (Exhibit 4.1 to Form 8-K dated July 13, 1999) and Supplemental Indenture dated July 15, 1999, between the Company and The Bank of New York (Exhibit 4.2 to Form 8-K dated July 13, 1999)
5.1	Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. regarding the legality of the exchange first collateral trust bonds to be issued
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges
16.1*	Letter re Change in Certifying Accountant (Exhibit 16.01 to Form 8-K Report dated April 3, 2002, File No. 1-03789)
23.1	Legal Counsel’s Consent (See item 5.1)
24.1	Power of Attorney
25.1	Form T-1 Statement of Eligibility of U.S. Bank Trust National Association to act as Trustee under the Indenture dated December 1, 1939
25.2	Form T-1 Statement of Eligibility of U.S. Bank Trust National Association to act as Trustee under the Indenture dated October 1, 1993
99.1	Form of Exchange Agency Agreement
99.2	Form of Letter of Transmittal
99.3	Form of Notice of Guaranteed Delivery
99.4	Form of Letter to Clients
99.5	Form of Letter to Nominees

*	Indicates incorporation by reference